AMERIGAS PROPANE, INC.
SAVINGS PLAN
AS AMENDED AND RESTATED JANUARY 1, 2009
(With Amendments Through December 31, 2009)

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ARTICLE I
STATEMENT OF PURPOSE
Sec. 1.01 Background and Purpose. AmeriGas Propane, Inc. (f/ka AP Propane, Inc., the “Company”) originally established, effective January 1, 1985, the AP Propane, Inc. 401(k) Savings Plan (the “AP Plan”) for the benefit of eligible Employees (as defined below) of the Employer (as defined below). The AP Plan was renamed the AP Propane, Inc. Savings Plan and, then, was subsequently renamed, and is currently known as, the AmeriGas Propane, Inc. Savings Plan (the “Plan”).
Sec. 1.02 History and Amendments. The Plan has previously been amended and restated on several occasions (a) to reflect changes in plan design and administrative practices, (b) to reflect changes in the law, and (c) to reflect the merger of other plans into the Plan. Specifically, the Plan has been amended as follows:
(a) The Plan was amended to reflect the merger of The AP Propane, Inc. Cal Gas Supplemental Retirement Plan with and into the, Plan effective January 1, 1989.
(b) The Plan was amended to reflect the merger of The Petrolane Savings and Stock Ownership Plan with and into the Plan, effective October 1, 1995.
(c) The Plan was amended and restated in its entirety to reflect the merger of the AmeriGas Propane, Inc. Pension Plan with and into the Plan and to reflect changes in Plan design and administrative practices, effective October 1, 1996.
(d) The Plan was amended and restated in its entirety, effective October 1, 1997, except as otherwise may be provided herein or required by law, to comply with the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000 and the Economic Growth and Tax Relief Reconciliation Act of 2001.
(e) The Plan was amended to reflect the merger of the Oahu Gas Inc. 401(k) Profit Sharing with and into this Plan, effective January 26, 1996.
(f) The Plan was amended to reflect the merger of the Mitchell Butane Gas Sales, Inc. 401(k) Profit Sharing Plan and Trust with and into this Plan, effective July 3, 2000.
(g) The Plan was amended to reflect the merger of the All Star Gas Savings Plan with and into the Plan, effective February 1, 2008.
The Plan is now amended and restated in its entirety generally effective January 1, 2009, except as otherwise required by law or provided herein, to reflect certain requirements of the Pension Protection Act of 2006, the Heroes Earnings Assistance and Relief Tax Act of 2008 and

the Worker, Retiree and Employer Recovery Act of 2008 and regulations thereunder; to reflect changes and clarifications related to the administration of the Plan; and to incorporate all previously adopted amendments to the Plan.
Except as otherwise provided herein or required by law, the Plan, as amended and restated, shall apply only to an Employee who terminates from employment on or after January 1, 2009. The rights and benefits, if any, of any other Employee shall be determined in accordance with the provisions of the Plan as it existed on the date of his termination of employment.
Sec. 1.03 Qualification Under the Internal Revenue Code. It is intended that the Plan continue to be a qualified profit sharing plan within the meaning of section 401(a) of the Code, that the requirements of section 401(k) or 414(v) of the Code be satisfied as to that portion of the Plan represented by contributions made pursuant to participant salary deferral elections, and that the trust or other funding vehicle associated with the Plan be exempt from federal income taxation pursuant to the provisions of section 501(a) of the Code. Subject to the provisions of Article IV of the Plan (identifying certain circumstances authorized by statute or regulation the occurrence of which may result in refunds to the Employer of amounts contributed under the Plan), the assets of the Plan shall be applied exclusively for the purposes of providing benefits to participants and beneficiaries under the Plan and for defraying expenses incurred in the administration of the Plan and its corresponding trust or other funding vehicle.
Sec. 1.04 Documents. The Plan consists of the Plan document as set forth herein, and any amendment thereto. Certain provisions relating to the Plan and its operation are contained in the corresponding Trust Agreement (or documents establishing any other funding vehicle for the Plan), and any amendments, supplements, appendices and riders to any of the foregoing. Descriptive material relating to the Plan shall not be considered a part of the Plan, and in the event of any conflict between such descriptive material and the Plan, the text of the Plan shall govern.

ARTICLE II
DEFINITIONS
Sec. 2.01 “Account” shall mean the entire interest of a Participant in the Plan. A Participant’s Account shall consist of one or more separate accounts reflecting the various types of contributions permitted under the Plan, as hereinafter provided, and such other separate accounts as the Benefits Committee may establish to effect the proper administration of the Plan. A Participant’s Account shall also include corresponding amounts merged into the Plan from any other plan that has merged with and into the Plan. The accounts of all other plans that merged with and into the Plan were allocated to their corresponding accounts under this Plan or such other separate accounts as established by the Benefits Committee to effect the proper administration of the Plan.
Sec. 2.02 “Actual Deferral Percentage” shall mean the ratio (expressed as a percentage to the nearest one-hundredth of one percent) of Salary Deferrals allocated on behalf of the Employee as of a date within the Plan Year (excluding any Salary Deferrals (i) taken into account in determining the Average Contribution Percentage described in Section 2.10, (ii) distributed to an Active Participant who is not a Highly Compensated Employee pursuant to a claim or deemed claim for distribution under Section 7.04, (iii) returned to the Participant pursuant to Section 6.07, (iv) which do not relate to Compensation that either (a) would have been received by the Employee in the Plan Year, but for the Employee’s Salary Deferral election pursuant to Section 7.01, or (b) is attributable to services performed by the Employee in the Plan Year and, but for the Employee’s Salary Deferral election pursuant to Section 7.01, would have been received by the Employee within two and one-half months after the close of the Plan Year or (v) contributed pursuant to Section 7.01(c)) to the Employee’s Statutory Compensation for the Plan Year; provided, however, that the Benefits Committee may elect, in a nondiscriminatory manner, to consider only that Statutory Compensation paid to the Employee while he was a Participant in the Plan. For purposes of this Section 2.02, Salary Deferrals shall be considered allocated on behalf of an Employee as of a date within a Plan Year if the allocation is not contingent upon the Employee’s participation in the Plan or performance of services on any date subsequent to such date, and the Salary Deferral is actually paid to the Trust no later than the close of the following Plan Year. The Actual Deferral Percentage with respect to any Highly Compensated Employee shall be determined by treating all plans of the Employer or an Affiliated Company in which the Highly Compensated Employee is eligible to participate (excluding plans that are not permitted to be aggregated under Treas. Reg. §1.401(k)-1(b)(4)) as a single plan.
Sec. 2.03 “Adoption Agreement” means the document by which an Affiliated Company or any other entity, with the consent of the Board of Directors, adopts the Plan, joins in the Trust Agreement under the Plan, consents to the administration of the Plan, and becomes an “Employer” hereunder.
Sec. 2.04 “Affiliated Company” shall mean any entity which (a) with the Company, constitutes (i) a “controlled group of corporations” within the meaning of section 414(b) of the Code, (ii) a “group of trades or businesses under common control” within the meaning of section 414(c) of the Code, or (iii) an “affiliated service group” within the meaning of section 414(m) of the Code, (b) is required to be aggregated with the Company under section 414(o) of the Code and the regulations thereunder, or (c) is determined by the Company to be treated as such for any or all purposes hereunder. An entity shall be considered an Affiliated Company only with respect to such period as the relationship described in the preceding sentence exists. When the term “Affiliated Company” is used in Section 2.08, sections 414(b) and (c) of the Code shall be deemed modified by application of the provisions of section 415(h) of the Code, which substitutes the phrase “more than 50 percent” for the phrase “at least 80 percent” in section 1563(a)(1) of the Code, which is then incorporated by reference in section 414(b).
Sec. 2.05 “After-Tax Rollover Account” “ shall mean the portion of a Participant’s Account attributable to after-tax contributions contributed to the Plan by an Employee pursuant to Section 5.03(a), including all earnings and gains attributable thereto, and reduced by all losses attributable thereto and expenses chargeable thereagainst and by all withdrawals and distributions therefrom.
Sec. 2.06 “Aggregation Group” shall mean the group of qualified plans sponsored by the Employer or by an Affiliated Company formed by including in such group (i) all such plans in which a Key Employee participates in the Plan Year containing the Determination Date, or any of the four preceding Plan Years, including any terminated plan that was maintained within the five year period ending on the Determination Date, (ii) all such plans which enable any plan described in clause (i) to meet the requirements of either section 401(a)(4) of the Code or section 410 of the Code, and (iii) such other qualified plans sponsored by the Employer or an Affiliated Company as the Employer elects to include in such group, as long as the group, including those plans electively included, continues to meet the requirements of sections 401(a)(4) and 410 of the Code.
Sec. 2.07 “Alternate Payee” shall mean the person entitled to receive payments of benefits under the Plan pursuant to a QDRO.
Sec. 2.08 “Annual Addition” shall mean, for any Limitation Year, the sum of (i) Employer contributions (including Matching Contributions and Salary Deferral amounts other than Salary Deferrals contributed pursuant to Section 7.01(c)) allocated to the Participant’s Account; (ii) Participant Contributions (including Voluntary Participant Contributions) allocated to the Participant’s Account; (iii) forfeitures reallocable to the Participant’s Account; and (4) amounts described in section 415(l)(1) of the Code (relating to contributions allocated to individual medical accounts which are part of a pension or annuity plan) and 419A(d)(2) of the Code (relating to post-retirement medical or life insurance benefit accounts for Key Employees) of the Code. For the purposes of this Section, contributions to any qualified defined contribution plan sponsored by the Employer or by an Affiliated Company, and any forfeitures reallocated under any such plan, shall be considered to be contributions or reallocable forfeitures, as the case may be, under the Plan. Anything contained in this Section to the contrary notwithstanding, a Participant’s contributions pursuant to Section 5.02 (restoration contributions) or like contributions to any plan aggregated with the Plan under the preceding sentence, or any contribution received by this Plan or any such other plan that represents a direct transfer of a Participant’s benefit from another plan or a rollover of a distribution received from another plan shall not be considered a Participant contribution for the purposes of this Section.

Sec. 2.09 “Average Actual Deferral Percentage” shall mean the average (expressed as a percentage) of the Actual Deferral Percentages of Employees in a specified group.
Sec. 2.10 “Average Contribution Percentage” shall mean the average (expressed as a percentage) of the Contribution Percentages of Employees in a specified group.
Sec. 2.11 “Beneficiary” shall mean the person or entity designated or otherwise determined to be such in accordance with Section 10.08.
Sec. 2.12 “Benefit Commencement Date” shall mean the date on which there is distributed to the Participant (or to the Beneficiary of a deceased Participant) the entire amount standing to his credit under the Plan, or, if distribution is to be made in more than one payment, the date on which the first such benefit payment is made to the Participant (or to the Beneficiary of a deceased Participant).
Sec. 2.13 “Benefits Committee” shall mean the person or committee named as such pursuant to the provisions of Article XIII or, in the absence of any such appointment, the Company.
Sec. 2.14 “Board of Directors” shall mean the board of directors of the Company.
Sec. 2.15 “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute of similar purpose.
Sec. 2.16 “Company” shall mean AmeriGas Propane, Inc., a Pennsylvania corporation, and any successor thereto that adopts the Plan.
Sec. 2.17 “Compensation” shall mean, for any Plan Year:
(a) except as otherwise provided below in this definition, the total remuneration paid by the Employer to or on behalf of the Participant exclusive of compensation paid or accrued with respect to service performed prior to the date on which the Employee became a Participant. Compensation shall include basic salary or wages, overtime payments, annual incentive bonuses, commissions and all other direct current money compensation (other than long-term incentive plan payments and severance pay), but excluding Employer contributions to this or any other plan of deferred compensation, Employer contributions to Social Security, severance pay of any kind, safety awards, on call pay, customer first bonuses, the value of any non-cash fringe benefits provided by the Employer, amounts paid in reimbursement of, or in lieu of, expenses incurred by the Participant in the performance of his duties, and the value of non-money awards or gifts made by the Employer.
(b) except as otherwise provided below, for purposes of Section 6.04, “Compensation” shall mean the basic salary or wages, commissions, and annual incentive bonuses paid by the Employer to or on behalf of the Participant during the Plan Year, exclusive of compensation paid or accrued with respect to service performed prior to the date on which the Employee became a Participant, overtime payments, Employer contributions to this or any other plan of deferred compensation, Employer contributions to Social Security, severance pay of any kind, safety awards, on call pay, customer first bonuses, long-term incentive plan payments, the value of any non-cash fringe benefits provided by the Employer, amounts paid in reimbursement of, or in lieu of, expenses incurred by the Participant in the performance of his duties, and the value of non-money awards or gifts made by the Employer.
(c) for purposes of this Section, Compensation shall be determined prior to giving effect to any Salary Deferral election made pursuant to the terms of this Plan or to any salary reduction election made pursuant to the Company’s Flexible Benefits Plan (which amounts shall include any amounts not available to an Employee in cash in lieu of group health coverage because the Employee is unable to certify that he has other health coverage, so long as the Employer does not request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the Employer’s health plan). Further, in no event shall any Compensation that is paid after a Participant’s severance from employment be treated as Compensation hereunder, provided however that Compensation that is paid in accordance with Treas. Reg. §1.415(c)-2(e)(2) after severance from employment due to minor timing differences shall be included. Finally, effective January 1, 2009, Compensation shall include the amount of any military differential wage payments made by the Employer to a Participant in accordance with section 3401(h) and section 414(u)(12) of the Code.
(d) for purposes of Sections 6.03(b), 6.04(b) and 7.01(b), “Compensation” shall mean the Compensation, as defined in subsection (a), that the Participant would have received during a period of Qualified Military Service (or, if the amount of such Compensation is not reasonably certain, the Participant’s average earnings from an Employer or an Affiliated Company for the twelve-month period immediately preceding the Participant’s period of Qualified Military Service); provided, however, that the Participant returns to work within the period during which his right to reemployment is protected by law.
(e) only the first $200,000, as adjusted in accordance with section 401(a)(17)(B) of the Code, of the aggregate amount described in subsections (a) and (c) and/or subsections (b) and (c) of this definition shall be counted.
(f) for the Plan Year commencing January 1, 2008, the Compensation of a Participant who was a former participant in the All Star Gas Savings Plan shall include only his Compensation payable from the Employer for the period commencing February 1, 2008 and ending December 31, 2008.
Sec. 2.18 “Compensation/Pension Committee” shall mean the Compensation/Pension Committee of the Board of Directors.
Sec. 2.19 “Contribution Percentage” shall mean the ratio (expressed as a percentage to the nearest one-hundredth of one percent) of the sum of Voluntary Participant Contributions and Matching Contributions to the extent such Matching Contributions constitute a matching contribution within the meaning of section 401(m)(4)(A) of the Code (excluding any portion of a Matching Contribution that exceeds the greatest of (a) 5% of the Participant’s Statutory Compensation, (b) the Participant’s Salary Deferrals for the Plan Year or (c) the amount determined by multiplying 2 times the Participant’s Salary Deferrals for the Plan Year by the Plan’s representative matching rate (as determined under Treas. Reg. §1.401(m)-2(a)(5)(ii)), on behalf of the Employee for the Plan Year to the Employee’s Statutory Compensation for the Plan

Year; provided, however, that the Benefits Committee may elect, in a nondiscriminatory manner, to consider only that Statutory Compensation paid to the Employee while he was a Participant in the Plan. The Contribution Percentage with respect to any Highly Compensated Employee shall be determined by treating all plans of the Employer or an Affiliated Company in which the Highly Compensated Employee is eligible to participate (excluding plans that are not permitted to be aggregated under Treas. Reg. §1.401(m)-1(b)(4)) as a single plan. For purposes of determining the Contribution Percentage, the Employer or the Benefits Committee may take into account, in accordance with Treasury Regulations, Salary Deferrals made pursuant to Article VII (excluding Salary Deferrals contributed pursuant to Section 7.01(c)).
Sec. 2.20 “Determination Date” shall mean the last day of the preceding Plan Year.
Sec. 2.21 “Early Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s retirement from employment with the Employer or an Affiliated Company on or after his attainment of age 55 and the completion of 10 Years of Service, but prior to Normal Retirement Age.
Sec. 2.22 “Effective Date” of this amended and restated Plan shall mean January 1, 2009. The original “Effective Date” for the Plan shall mean January 1, 1985.
Sec. 2.23 “Employee” shall mean each person in the employ of an Employer, other than (i) any person in a category of employees excluded from coverage under the Plan by the terms of any Adoption Agreement, (ii) any person whose terms and conditions of employment are determined through collective bargaining with a third party if the issue of retirement benefits has been a bona fide subject of collective bargaining, unless the collective bargaining agreement provides for the eligibility of such person to participate in this Plan, (iii) any person who, as to the United States, is a nonresident alien with no U.S. source income from the Employer, (iv) any Leased Employee and (v) any person whom the Employer determines, in its sole discretion based on the criteria set forth in Treas. Reg. §31.34019(c)-1, is not a common law employee.
Sec. 2.24 “Employer” shall mean the Company and any Affiliated Company or other entity which, with the consent of the Board of Directors, adopts this Plan and joins in the corresponding Trust Agreement.
Sec. 2.25 “Employment Commencement Date” shall mean, with respect to any individual, the first date on which that individual performs an Hour of Service in the employ of an Employer, or an Affiliated Company, whether or not such service was performed as an Employee.
Sec. 2.26 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Sec. 2.27 “Excused Absence” means any of the following:
(a) absence on leave granted by an Employer for any cause for the period stated in such leave or, if no period is stated, then for six (6) months and any extensions that the Employer may grant in writing; provided that the Employer gives similar treatment to all Employees in similar circumstances;

(b) absence in any circumstance so long as the Employee continues to receive his regular compensation from the Employer, but in no event after the employment relationship between the Employer and Employee is severed;
(c) absence in the armed forces of the United States or government service; or
(d) absence by reason of illness or disability until such time as the employment relationship between Employer and the Employee is severed.
An “Excused Absence” shall cease to be an “Excused Absence” and shall be deemed a Period of Severance as of the first day of such absence if the Employee fails to return to the service of the Employer (A) within five (5) days of the expiration of any leave of absence referred to in subsection (a) above; (B) at such time as the payment of regular compensation referred to in subsection (b) above is discontinued; (C) within six (6) months after his discharge or release from active duty, or, if the Employee does not return to the service of the Employer within the said six (6) month period by reason of a disability incurred while in the armed forces, if he returns to service with the Employer upon the termination of such disability as evidenced by release from confinement in a military or veterans health care facility; or (D) upon recovery from illness or disability referred to in subsection (d). The Employer shall be the sole judge of whether or not recovery from illness or disability has occurred.
Sec. 2.28 “Five-percent Owner” shall mean, as to any entity, any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding series of stock of the Employer or stock possessing more than five percent (5%) of the total combined voting power of all of the stock of such entity. Where an entity is not a corporation, a person shall be considered a “Five-percent Owner” if he owns more than five-percent (5%) of either the capital or the profits interest in the entity.
Sec. 2.29 “Highly Compensated Employee” shall be defined in a manner consistent with section 414(q) of the Code and the regulations promulgated thereunder and shall mean any employee who performed services for an Employer or an Affiliated Company during the Plan Year for which a determination is being made and who:
(a) was at any time in the Plan Year or the immediately preceding twelve-month period a Five-percent Owner;
(b) for the immediately preceding twelve-month period received Statutory Compensation from the Employer or an Affiliated Company in excess of $80,000, as adjusted by the Secretary of the Treasury in accordance with section 414(q) of the Code.
A former employee shall be treated as a Highly Compensated employee, if such employee was a Highly Compensated Employee when such Employee separated from service or such Employee was a Highly Compensated Employee at any time after attaining age fifty-five (55).
Sec. 2.30 “Hour of Service” shall be defined in a manner consistent with regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2530.200b-2, and shall mean (a) each hour for which an employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliated Company, (b) each hour for which an employee is paid or entitled to payment by the Employer or an Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether or not the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury or military duty, or leave of absence, (c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Company, and (d) each hour for which an employee is absent for military service under leave granted by the Employer or Affiliated Company or required by law, provided the employee returns to service with the Employer or Affiliated Company within such period as his right to reemployment is protected by law. Hours of Service shall be credited to the twelve (12) month period commencing on the employee’s Employment Commencement Date or any anniversary thereof in which earned, regardless of when determined or awarded.
Notwithstanding the foregoing, except as provided in the following sentence, (i) not more than five hundred one (501) Hours of Service shall be credited to an employee on account of any single continuous period during which the employee performs no duties for the Employer or an Affiliated Company under (b) and (c) above; (ii) no credit shall be granted for any period with respect to which an employee receives payment or is entitled to payment under a plan maintained solely for the purpose of complying with applicable worker’s compensation or disability insurance laws; and (iii) no credit shall be granted for a payment which solely reimburses an employee for medical or medically related expenses incurred by the employee. Each week of absence for military service in the armed forces of the United States from which service the employee returns to the Employer or an Affiliated Company within the period during which he has legally protected reemployment rights shall count as a number of Hours of Service equal to the number of Hours of Service that would have been credited to the employee with respect to the employee’s customary week of employment during the month immediately preceding the date on which absence for military service commenced. Service rendered at overtime or other premium rates shall be credited at the rate of one (1) Hour of Service for each hour for which pay is earned, regardless of the rate of compensation in effect with respect to such hour.
For the purposes of this Section, the term “employee” means any person with whom the Employer or an Affiliated Company maintains an employer-employee relationship under general principles of law, or a Leased Employee.
If an employee’s payroll records are normally kept on other than an hourly basis, as described below, the following equivalencies may be utilized in determining the number of Hours of Service to which the employee is entitled to be credited is described below.

Basis Upon Which The Participant’s	Credit Granted If Participant Earns At Least One Hour
Payroll Records Are Maintained	Of Service During Period

Shift	Actual Hours For Full Shift
Day	10 Hours Of Service
Week	45 Hours Of Service
Semi-month	95 Hours Of Service
Month	190 Hours Of Service
Sec. 2.31 “Investment Fund” shall mean the UGI Stock Fund and any other fund(s) established pursuant to Section 8.01 for the investment of the assets of the Trust Fund.
Sec. 2.32 “Investment Manager” shall mean any fiduciary (other than the Trustee or Named Fiduciary) who has the power to manage, acquire, or dispose of any asset of the Plan and who has qualified as an “investment manager” within the meaning of section 3(38) of ERISA.
Sec. 2.33 “Key Employee” shall mean a person employed or formerly employed by the Employer or an Affiliated Company who, during the Plan Year or during the Plan Year, was any of the following:
(a) an officer of the Employer or of an Affiliated Company having an annual compensation of more than (i) fifty percent (50%) of the amount in effect under section 415(b)(1)(A) of the Code for the Plan Year or (ii) $130,000 or such other amount as may be in effect under section 416(i)(1)(A)(i) of the Code. An individual shall be considered an officer only if he (A) is in the regular and continuous employ of the Employer or Affiliated Company, (B) has been designated as an officer pursuant to election or appointment by the board of directors or other person or governing body having authority to elect or appoint officers of the Employer or Affiliated Company, and (C) is an administrative executive. The number of persons to be considered officers in any Plan Year and the identity of the persons to be so considered shall be determined pursuant to the provisions of section 416(i) of the Code and the regulations published thereunder.
(b) a Five-percent Owner of the Employer.
(c) a person who is both an Employee whose annual Statutory Compensation from the Employer and all Affiliated Companies exceeds one hundred fifty thousand dollars ($150,000) and who is a One-percent Owner.
The beneficiary of any deceased Participant who was a Key Employee shall be considered a Key Employee for the same period as the deceased Participant would have been so considered.
Sec. 2.34 “Key Employee Ratio” shall mean the ratio for any Plan Year, calculated as of the Determination Date with respect to such Plan Year, determined by comparing the amount described in subsection (a) hereof with the amount described in subsection (b) hereof, after deduction from both such amounts of the amount described in subsection (c) hereof.
(a) The amount described in this subsection (a) is the sum of (1) the aggregate of the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group, (2) the aggregate of the balances in all of the accounts standing to the credit of Key Employees under all qualified defined contribution plans included in the Aggregation Group, and (3) the sum of the amount of any in-service distributions during the period of five (5) Plan Years ending on the Determination Date, and the amount of any other distributions during the one-year period ending on the Determination Date, to or on behalf of any Key Employee for all plans in the Aggregation Group. The preceding sentence shall also apply to distributions under a terminating plan which if it had not been terminated would have been required to be included in an aggregation group
(b) The amount described in this subsection (b) is the sum of (1) the aggregate of the present value of all accrued benefits of all Participants under all qualified defined benefit plans included in the Aggregation Group, (2) the aggregate of the balances in all of the accounts standing to the credit of all Participants under all qualified defined contribution plans included in the Aggregation Group, and (3) either (A) the aggregate amount distributed from all plans in such Aggregation Group to or on behalf of any Participant during the period of five (5) Plan Years ending on the Determination Date or (B) the sum of the amount of any in-service distributions during the period of five (5) Plan Years ending on the Determination Date, and the amount of any other distributions during the one-year period ending on the Determination Date, to or on behalf of any Participant from all plans in the Aggregation Group.
(c) The amount described in this subsection (c) is the sum of (1) all rollover contributions (or similar transfers) to the Plan initiated by an Employee; (2) any amount that would have been included under subsection (a) or subsection (b) hereof with respect to any individual who has not rendered service to any Employer at any time during the one-year period ending on the Determination Date, and (3) any amount that is included in subsection (b) hereof for, on behalf of, or on account of, a person who is a Non-key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year.
Sec. 2.35 “Leased Employee” shall any person who is not an employee of the Company or an Affiliated Company and who provides services to the Company or an Affiliated Company if (a) such services are provided pursuant to an agreement between the Company or an Affiliated Company and any leasing organization, (b) such person has performed such services for the Company or an Affiliated Company on a substantially full-time basis for a period of at least one year, and (c) such services are performed under the primary direction or control of the Company or an Affiliated Company, unless such person is not considered a Leased Employee under section 414(n)(5) of the Code.
Sec. 2.36 “Limitation Year” shall mean the Plan Year unless a different “Limitation Year” is designated by the Board of Directors by resolution.
Sec. 2.37 “Matching Contribution Account” shall mean so much of a Participant’s Account as consists of amounts attributable to Employer Matching Contributions allocated to such Participant’s Account, including all earnings and accretions attributable thereto and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom. For former participants in the Petrolane Plan, this Account shall include matching contributions made under such plan. For any Participant who was a former participant of the All Star Gas Savings Plan, the Participant’s Matching Contribution Account shall also include matching contributions made under the All Star Gas Savings Plan.
Sec. 2.38 “Matching Contribution” shall mean an Employer contribution made pursuant to Section 4.01(b).
Sec. 2.39 “Named Appeals Fiduciary” shall mean the person or persons designated as such pursuant to Section 15.03.
Sec. 2.40 “Named Fiduciary” shall mean the Company, the Trustee, the Benefits Committee (if other than the Company) and the Named Appeals Fiduciary. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically delegated to him under the Plan or the Trust Agreement. Any fiduciary, if so appointed, may serve in more than one fiduciary capacity.
Sec. 2.41 “Nonhighly Compensated Employee” shall mean an employee who is not a Highly Compensated Employee.
Sec. 2.42 “Non-Key Employee” shall mean any person who is employed by the Employer in any Plan Year, but who is not a Key Employee as to that Plan Year.
Sec. 2.43 “Normal Retirement Age” shall mean a Participant’s sixty-fifth (65th) birthday or, if later, the fifth anniversary of the Participant’s Employment Commencement Date. Notwithstanding the foregoing, the Normal Retirement Age for any Participant who was a former participant of the All Star Gas Savings Plan, shall be the Participant’s sixty-fifth (65th) birthday.
Sec. 2.44 “Normal Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s attainment of Normal Retirement Age.
Sec. 2.45 “One-percent Owner” shall mean, as to any entity, any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than one percent (1%) of the outstanding stock of the Employer or stock possessing more than one percent (1%) of the total combined voting power of all of the stock of such entity. Where an entity is not a corporation, a person shall be considered a “One-percent Owner” if he owns more than one percent (1%) of either the capital or the profits interest in the Employer.
Sec. 2.46 “Participant” shall mean any person who has been or who is an Employee and who has been admitted to participation in the Plan pursuant to the provisions of Article III. The term “Participant” shall include Active Participants (those Participants who are currently eligible to share in Employer contributions to the Plan), Inactive Participants (those employees of the Employer or an Affiliated Company who previously were Active Participants but currently are not because they are no longer employed in an “Employee” status), Retired Participants (those former Employees presently receiving benefits under the Plan), and Vested Participants

(those former Active or Inactive Participants or Employees, other than Retired Participants, who have a vested interest under the Plan).
Sec. 2.47 “Pension Account” shall mean so much of a Participant’s Account as consists of amounts attributable to Pension Contributions allocated to such Participant’s Account and amounts transferred to the Plan from the Pension Plan which are attributable to employer contributions under such plan or the Petrolane Incorporated Pension Plan, including all earnings and losses attributable thereto and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom.
Sec. 2.48 “Pension Contribution” shall mean an Employer contribution made pursuant to Section 4.01(d).
Sec. 2.49 “Pension Plan” shall mean the AmeriGas Propane, Inc. Pension Plan as in effect through September 30, 1996.
Sec. 2.50 “Period of Severance” shall mean a 12-consecutive month period beginning on an Employee’s Severance Date or any anniversary thereof and ending on the next succeeding anniversary of such Severance Date during which the Employee is not credited with at least one Hour of Service.
In the case of an Employee who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a Period of Severance. For the purposes of this Section, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. In order for an absence to be considered as on account of maternity or paternity reasons under this Section, an Employee shall provide the Benefits Committee information establishing (1) that the absence from work is for reasons set forth in the preceding sentence and (2) the number of days for which there was such an absence. Nothing in this Section shall be construed as expanding or amending any maternity or paternity leave policy of the Employer.
Sec. 2.51 “Petrolane Plan” shall mean the Petrolane Savings and Stock Ownership Plan effective July 15, 1993, and merged into the Plan, effective October 1, 1995.
Sec. 2.52 “Plan” shall mean the AmeriGas Propane, Inc. Savings Plan as set forth herein, and as the same may from time to time be amended.
Sec. 2.53 “Plan Year” shall mean the calendar year.
Sec. 2.54 “Predecessor Account” shall mean so much of a Participant’s Account as is attributable to any amounts transferred to the Trust Fund from the trust of a Predecessor Plan including earnings and accretions attributable thereto, and reduced by all losses attributable thereto and expenses chargeable thereagainst and by all withdrawals and distributions therefrom. A Participant’s Predecessor Account may include, but shall not be limited to such separate sub-

accounts as established by the Benefits Committee to effect the proper administration of the Plan.
Sec. 2.55 “Predecessor Pension Rollover Account” shall mean so much of a Participant’s Account as consists of amounts transferred to the Plan from the Pension Plan which are attributable to amounts transferred to the Pension Plan from the Retirement Income Plan for Employees of AP Propane, Inc. and the Cal Gas Corporation Pension Plan.
Sec. 2.56 “Predecessor Plan” shall mean the AP Propane, Inc. Cal Gas Supplemental Retirement Plan, the Retirement Income Plan for Employees of AmeriGas, Inc., the AmeriGas, Inc. Savings Plan, the Boye’s Gas, Inc. Pension Trust, the Employees Retirement Plan of KCS Group, Inc., the KCS Group, Inc. Savings and Investment Plan, the Oahu Gas Inc. 401(k) Profit Sharing Plan, the UGI Utilities, Inc. Savings Plan and the portion of the Petrolane Plan attributable to prior company contributions, the Mitchell Butane Gas Sales, Inc. 401(k) Profit Sharing Plan and the All Star Gas Savings Plan.
Sec. 2.57 “Profit Sharing Contribution Account” shall mean so much of a Participant’s Account as consists of amounts attributable to Profit Sharing Contributions allocated to such Participant’s Account, including all earnings and losses attributable thereto and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom.
Sec. 2.58 “Profit Sharing Contribution” shall mean an Employer contribution made pursuant to Section 4.01(c).
Sec. 2.59 “QDRO” shall mean a “qualified domestic relations order” within the meaning of section 206(d)(3)(B) of ERISA.
Sec. 2.60 “Qualified Military Service” shall mean any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Participant’s right to reemployment is protected by law.
Sec. 2.61 “Rollover/Dollar Builder Account” shall mean so much of a Participant’s Account as consists of amounts contributed to the Plan by an Employee pursuant to Section 5.03(a), excluding any such amounts attributable to after-tax contributions and including all earnings and gains attributable thereto, and reduced by all losses attributable thereto and expenses chargeable thereagainst and by all withdrawals and distributions therefrom. For former participants of the Cal Gas Corporation Supplemental Retirement Plan, this Account shall include the dollar builder subaccount.
Sec. 2.62 “Rollover/ESOP Account” shall mean so much of a Participant’s Account as consists of amounts rolled over to the Petrolane Plan by the Participant as well as amounts transferred on behalf of the Participant from the Texas Eastern Employee Stock Ownership Plan, including all earnings and accretions attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom.

Sec. 2.63 “Salary Deferrals” shall mean the portion of a Participant’s Compensation which is reduced in accordance with Section 7.01 and with respect to which a corresponding contribution is made to the Plan by the Employer pursuant to Section 4.01(a).
Sec. 2.64 “Salary Deferral Account” shall mean so much of a Participant’s Account as consists of amounts contributed to the Plan by the Employer pursuant to the provisions of Section 4.01(a) and allocated to the Account of the Participant pursuant to the provisions of Section 6.01, including all earnings and accretions attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom. For former participants of the Petrolane Plan, this Account shall include Salary Deferrals made prior to the Effective Date of the Petrolane Plan. For any Participant who was a former participant of the All Star Gas Savings Plan, the Participant’s Salary Deferral Account shall also include salary deferrals made under the All Star Gas Savings Plan.
Sec. 2.65 “Severance Date” shall mean the earlier of (a) the date an Employee dies or retires, quits or is discharged from the Employer and all Affiliated Companies, or (b) the first anniversary of the date that the Employee is otherwise first absent from work from the Employer and all Affiliated Companies (with or without pay) for any other reason; provided, however, that if the Employee’s absence is attributable to Qualified Military Service, the Employee shall not be considered to have had a Severance Date provided the absent Employee returns to active service with the Employer or Affiliated Company.
Sec. 2.66 “Spouse” shall mean:
(a) the person to whom the Participant was married on his Benefit Commencement Date, except that for purposes of Section 10.13, “Spouse” shall mean the person to whom the Participant was married for at least one year on his Benefit Commencement Date; provided, however, that a Participant shall be treated as married to his Spouse throughout the one-year period ending on his Benefit Commencement Date if the Participant remains married to such Spouse for at least one (1) year; or
(b) if the Participant’s Benefit Commencement Date had not occurred at the time of his death, the person to whom the Participant was married at the time of his death.
When the word “spouse” is used without an initial capital letter in the Plan, it shall mean the person to whom the Participant was married or is married as of the date of reference.
Sec. 2.67 “Statutory Compensation” shall mean, as to any year or other period of reference, (i) for purposes of Sections 6.07 and 7.01(c), and Article XII and the defined terms used therein (other than ‘Key Employee’) the amount of the Participant’s remuneration that qualifies as compensation within the meaning of section 415(c)(3) of the Code, as amplified by Treas. Reg. §1.415(c)-2(a) (including all of the mandatory and optional items of compensation described in the special timing rules set forth in Treas. Reg. §1.415(c)-2(e)) and, including (1) amounts that are excluded from gross income under section 125 (which amounts shall include, effective January 1, 2005, any amounts not available to an Employee in cash in lieu of group health coverage because the Employee is unable to certify that he has other health coverage, so long as the Employer does not request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the Employer’s health plan), 402(e)(3), 402(h) or 403(b) of the Code and (2) amounts that are excluded from gross income under section 132(f)(4) of the Code, (ii) for purposes of Sections 4.05 and 7.05 and the defined terms used therein (other than ‘Highly Compensated Employee’), the Participant’s remuneration that qualifies as compensation within the meaning of section 414(s) of the Code, including the amount of any Salary Deferrals made hereunder, and (iii) for purposes of Sections 2.30 and 2.34, the same as in (i) above. Effective December 12, 1994, ‘Statutory Compensation’ shall include the Compensation, as defined in Section 2.18(a), that the Participant would have received during a period of Qualified Military Service (or, if the amount of such Statutory Compensation is not reasonably certain, the Participant’s average earnings from an Employer or an Affiliated Company for the twelve-month period immediately preceding the Participant’s period of Qualified Military Service); provided, however, that the Participant returns to work within the period during which his right to reemployment is protected by law. Only the first $$200,000, as adjusted in accordance with section 401(a)(17)(B) of the Code and the regulations thereunder, of the amount otherwise described in this Section shall be counted.
Sec. 2.68 “Total Disability” shall mean (a) a disability that qualifies the Participant for long term disability benefits (without regard to any waiting period) under the Employer’s long term disability policy, even if a Participant did not elect long-term disability coverage; (b) in the event that the Participant had not elected participation under the Employer’s LTD policy, then the Total Disability Date shall mean the date that is six months following the date that Employer LTD benefits would have begun had the Participant elected coverage under the Employer’s LTD policy, or (c) in the event the Participant is receiving workers’ compensation, the Total Disability Date shall mean the date that is six months following the date that Employer LTD benefits would have begun had the Participant’s disability been covered under the Employer’s LTD policy.
Sec. 2.69 “Total Disability Date” shall mean (a), the date that is six months following the Participant’s commencement of receipt of disability benefits under the Employer’s long term disability (LTD) policy.
Sec. 2.70 “Trust Fund” shall mean all of the assets of the Plan held by the Trustee under the Trust Agreement.
Sec. 2.71 “Trust Agreement” shall mean the agreement and declaration of trust executed for purposes of providing a vehicle for investment of the assets of the Plan as the same is presently constituted, as it may hereafter be amended, and such additional and successor trust agreements or other instruments as may be executed for purposes of providing a vehicle for investment of the assets of the Plan.
Sec. 2.72 “Trustee” shall mean the party or parties so designated pursuant to the Trust Agreement and each of their respective successors.
Sec. 2.73 “UGI Stock” shall mean common stock of UGI Corporation, a Pennsylvania corporation or any successor thereto.

Sec. 2.74 “UGI Stock Fund” shall mean the Investment Fund invested and reinvested exclusively in the UGI Stock, and sufficient cash to assure liquidity.
Sec. 2.75 “Valuation Date” shall mean the last day of the Plan Year and each other interim date during the Plan Year on which a valuation of the Trust Fund is made or, with respect to any assets of the Plan held in an open end mutual fund, each business day.
Sec. 2.76 “Voluntary Participant Contribution” shall mean an after-tax employee contribution made to the Plan by a Participant prior to July 1, 1991, to the Petrolane Plan or to the Cal Gas Corporation Supplemental Retirement Plan and shall also include Salary Deferrals which were recharacterized as Voluntary Participant Contributions under any such plan.
Sec. 2.77 “Voluntary Participant Contribution Account” shall mean so much of a Participant’s Account as consists of amounts attributable to the Participant’s Voluntary Contributions, including all earnings and accretions attributable thereto and reduced by all losses attributable thereto, all expenses chargeable thereagainst and by all withdrawals and distributions therefrom. Such account shall consist of a matched and unmatched subaccount, reflecting amounts attributable to Voluntary Participant Contributions with respect to which an Employer Matching Contribution was and was not made respectively.
Sec. 2.78 “Year of Service” shall mean the service credited to an Employee for purposes of determining an Employee’s eligibility to participate in the Plan and his vested interest in his Account. For vesting purposes, and for purposes of determining eligibility for a Matching Contribution and/or a Profit-Sharing Contribution, an Employee shall be credited with full and partial Years of Service for the period from his most recent Employment Commencement Date to his Severance Date. Years of Service shall be calculated on the basis that twelve (12) consecutive months of employment equal one year. For this purpose, periods of less than twelve (12) consecutive months shall be aggregated on the basis that thirty (30) days equal one completed month or one-twelfth (1/12) of a year and twelve (12) completed months equal one year. After aggregation, any period of service of less than thirty (30) days shall not be treated as a completed month. The following additional rules shall apply in calculating Years of Service under this subsection (b):
(a) If an Employee retires, quits or is discharged, the period commencing on the Employee’s Severance Date and ending on the first date on which he again performs an Hour of Service shall be taken into account, if such date is within twelve (12) consecutive months of the date on which he last performed an Hour of Service;
(b) If Employee is absent from work for a reason other than one specified in Section 2.78(b)(1) and within twelve (12) months of the first day of such absence, the Employee retires, quits or is discharged, the period commencing on the first day of such absence and ending on the first day he again performs an Hour of Service shall be taken into account, if such day is within twelve (12) months of the date his absence began;
(c) Service credited to an Employee under any Predecessor Plan maintained by the Company, an Affiliated Company or any predecessor thereto shall count towards Years of Service under this Plan; provided, however, that no such service shall be counted twice.

(d) Service completed in the employ of the Employer or of an Affiliated Company other than as an Employee shall be deemed service completed as an Employee for the purposes of this Plan.
(e) Service with any “Affiliated Company” before it becomes or after it ceases to be an Affiliated Company shall be disregarded except to the extent otherwise specified by action of the Board of Directors.
(f) All service credited under the terms of the All Star Gas Savings Plan prior to February 1, 2008 shall be included as service under this Plan. Prior to January 1, 2008, an employee under the All Star Gas Savings Plan earned a year of service for each plan year in which he was credited with 1,000 hours of service with All Star Gas Company, all as determined based on the meaning such terms were given under the All Star Gas Savings Plan. An Employee who was a former participant in the All Star Gas Savings Plan on January 31, 2008 who is employed by the Employer on February 1, 2008 (and any former participant in the All Star Gas Savings Plan who has not incurred a break in service, as such term is defined in the All Star Gas Savings Plan as of June 30, 2008), shall be credited with a Year of Service for vesting purposes under this Plan if he is credited with 1,000 Hours of Service in the 12 month period commencing on July 1, 2007 and ending on June 30, 2008; and in addition shall be credited with full and partial Years of Service determined in a manner consistent with subsection (b) commencing on February 1, 2008. The Years of Service so determined for vesting purposes shall also be applied for purposes of determining eligibility for a Matching Contribution and/or a Profit Sharing Contribution for a former participant of the All Star Gas Saving Plan.
(g) Any individual who is an active participant in the PPL Subsidiary Savings Plan (the “PPL Savings Plan”) and who becomes a Participant in this Plan as of October 1, 2008 pursuant to the consummation of certain transactions by and between UGI Utilities, Inc., PPL Corporation, UGI Central Penn Gas, Inc. and AmeriGas Propane shall be credited with all service earned by such individual with PPL Corporation or any subsidiary thereof prior to October 1, 2008, determined in a manner consistent with this Plan for purposes of vesting and for purposes of determining eligibility for Matching Contributions and Profit Sharing Contributions.

ARTICLE III
PARTICIPATION ELIGIBILITY
Sec. 3.01 Eligibility to Participate.
(a) Each Employee shall become an Active Participant on the Employee’s Employment Commencement Date.
(b) Notwithstanding the provisions of subsection (a), an Active Participant shall be eligible to share in Matching Contributions under Section 4.01(b) beginning on the first day of the month after the Participant has completed one (1) Year of Service.
(c) Notwithstanding the provisions of subsections (a) and (b), an Active Participant shall be eligible to share in any Profit Sharing Contributions made under Section 4.01(c) after the Participant has completed one (1) Year of Service.
(d) Notwithstanding the foregoing, no person shall be admitted as a Participant if he is no longer an Employee on the date as of which he would otherwise have become a Participant.
(e) Any Employee who was a participant in the All Star Gas Savings Plan on January 31, 2008 and is employed by the Employer on February 1, 2008, shall become a Participant in this Plan on February 1, 2008. Any Employee who was eligible to participate in the All Star Gas Savings Plan but had not yet met the age and service requirements (attainment of age twenty-one (21) and one year of service) as of January 31, 2008, shall become a Participant in this Plan on February 1, 2008 if employed by the Employer on such date.
Sec. 3.02 Procedure for and Effect of Admission. Each Employee who becomes eligible for admission to participation in the Plan shall complete such forms (or follow such procedures) and provide such data as are reasonably required by the Benefits Committee as a precondition of such admission. By becoming a Participant, each Employee shall for all purposes be deemed conclusively to have assented to the terms and provisions of the Plan, the corresponding Trust Agreement, and to all amendments to such instruments.
Sec. 3.03 Changes in Status. Except as provided in Section 3.04, a Participant who ceases to be employed as an Employee (whether or not he is still employed by the Employer or an Affiliated Company) shall no longer be eligible to participate in the Plan as an Active Participant until he again becomes an Employee, in which case he shall again become an Active Participant on the date he again becomes an Employee. In the event that a person who has been in the employ of the Employer in a category of employment not eligible for participation in the Plan (or who has been employed by an Affiliated Company) becomes an Employee by reason of a change in status to a category of employment eligible for participation, he shall become an Active Participant in accordance with the provisions of Section 3.01.
Sec. 3.04 Effective of Period of Severance. A Participant’s Years of Service completed prior to a Period of Severance shall not be counted in determining an Employee’s or former Participant’s eligibility to participate under Section 3.01 if the former Participant or

Employee had a vested percentage of 0% at the time he incurred the Period of Severance and the number of his consecutive Periods of Severance equals or exceeds the greater of (i) five (5) or (ii) his prior Years of Service (excluding any Years of Service previously excluded by operation of this provision). Otherwise all prior Years of Service credited to the former Participant or Employee shall be restored to him upon reemployment.

ARTICLE IV
EMPLOYER CONTRIBUTIONS
Sec. 4.01 Employer Contributions.
(a) Salary Deferral Contributions. The Employer shall contribute to the Plan with respect to each payroll period an amount equal to the aggregate Salary Deferrals of its Employees for such payroll period as determined pursuant to Salary Deferral elections in force pursuant to Article VII.
(b) Matching Contributions. For each payroll period, the Employer shall contribute to the Plan an amount equal to the sum of (1) one hundred percent (100%) of the Salary Deferrals made by each Participant under Section 7.01(a) up to a total of five percent (5%) of the Participant’s Compensation for each such payroll period and (2) with respect to Salary Deferrals described in Section 7.01(b), an amount equal to the Matching Contribution that would have been required had such Salary Deferrals been made during the period of Qualified Military Service.
(c) Profit Sharing Contributions.
(1) For each Plan Year, the Employer may contribute to the Plan such amounts, if any, as shall be determined by the Board of Directors, in its sole discretion.
(2) For each Plan Year, the Employer shall contribute to the Plan an amount sufficient to provide for the allocation described in Section 6.03(b).
(d) Pension Contribution. For each Plan Year, the Employer shall contribute an amount sufficient to provide for the allocation described in Section 6.04.
(e) Reinstatement of Certain Forfeitures. In addition to the contribution pursuant to Section 4.01(a), (b), (c) and (d) hereof, the Employer shall pay to the Plan such sums, if any, as may be required to reinstate previously forfeited amounts to the Accounts of Participants who, upon ceasing to be Active Participants (i) received cash-outs of their respective vested interests under the Plan and upon reinstatement to Active Participant status, made a restoration contribution described in Section 5.02 hereof, or (ii) did not receive a cash-out of their respective vested interests under the Plan, and returned to Active Participant status prior to incurring five (5) consecutive Periods of Severance.
(f) Timing of Contributions.
(1) Contributions made pursuant to Section 4.01(a) shall be made at least monthly and shall not be made later than the fifteenth (15th) business day of the month following the month in which such contributions were withheld from the Participant’s Compensation.
(2) All contributions made pursuant to Sections 4.01(b), (c) and (d) shall be made not later than the date established for the filing of the Employer’s federal income tax return for the fiscal year of the Employer ending with or within the Plan Year for which the contribution is made (including any extensions of such filing date).
Sec. 4.02 Contingent Nature of Contributions. Each contribution made by the Employer pursuant to the provisions of Section 4.01 is hereby made expressly contingent on the deductibility thereof for federal income tax purposes for the fiscal year with respect to which such contribution is made, and no such contribution shall be made for any year to the extent it would exceed the deductible limit for such year as set forth in section 404 of the Code.
Sec. 4.03 Exclusive Benefit; Refund of Contributions. All contributions made by the Employer are made for the exclusive benefit of the Participants and their Beneficiaries, and such contributions shall not be used for, nor diverted, to purposes other than for the exclusive benefit of the Participants and their Beneficiaries (including the costs of maintaining and administering the Plan and corresponding trust). Notwithstanding the foregoing, to the extent that such refunds do not, in themselves, deprive the Plan of its qualified status, refunds of contributions shall be made to the Employer under the following circumstances and subject to the following limitations:
(a) Disallowance of Deduction. To the extent that a federal income tax deduction is disallowed, in whole or in part, for any contribution made by an Employer, or such contribution, in whole or in part, is otherwise nondeductible and recovery thereof is permitted, the Trustee shall refund to the Employer the amount so disallowed within one (1) year of the date of such disallowance or as otherwise permitted by applicable administrative rules.
(b) Mistake of Fact. In the case of a contribution which is made in whole or in part by reason of a mistake of fact (for example, incorrect information as to the eligibility or compensation of an Employee, or a mathematical error), so much of the Employer contribution as is attributable to the mistake of fact shall be returnable to the Employer upon demand, upon presentation of evidence of the mistake of fact to the Trustee and of calculations as to the impact of such mistake. Demand and repayment must be effectuated within one (1) year after the payment of the contribution to which the mistake applies.
In the event that any refund is paid to the Employer hereunder, such refund shall be made without regard to net investment gains attributable to the contribution, but shall be reduced to reflect net investment losses attributable thereto. All refunds shall be deducted from among the Accounts of the Participants. To the extent that the amount of the refund can be identified to one or more specific Participants and Accounts of such Participants, it shall be deducted directly from each such Account in the amount identifiable thereto. To the extent any such refund is attributable to Salary Deferrals, such refund, upon receipt by the Employer, shall be promptly paid over (net of such taxes as must be withheld by law) to the Participant from whose Account such amount was returned (or to the Participant’s Beneficiary in the case of the death of the Participant).
Notwithstanding any other provision of this Section, no refund shall be made to the Employer which is specifically chargeable to an Account of any Participant in excess of one hundred percent (100%) of the amount in such Account nor shall a refund be made by the Trustee of any funds, otherwise subject to refund hereunder, which have been distributed to Participants, or Beneficiaries. In the case that such distributions become refundable, the

Employer shall have a claim directly against the distributees to the extent of the refund to which it is entitled.
All refunds pursuant to this Section shall be limited in amount, circumstance and timing to the provisions of section 403(c) of ERISA, and no such refund shall be made if, solely on account of such refund, the Plan would cease to be a qualified plan pursuant to section 401(a) of the Code.
Sec. 4.04 Employer and Participant Contribution Nondiscrimination Provisions.
(a) For any Plan Year:
(1) The Average Contribution Percentage for Highly Compensated Employees who are eligible to participate pursuant to Article III for the Plan Year shall not exceed the Average Contribution Percentage for Nonhighly Compensated Employees who are eligible to participate pursuant to Article III for the prior Plan Year multiplied by 1.25; or
(2) The Average Contribution Percentage for Highly Compensated Employees who are eligible to participate pursuant to Article III for the Plan Year shall not exceed the Average Contribution Percentage for Nonhighly Compensated Employees who are eligible to participate pursuant to Article III for the prior Plan Year multiplied by 2, provided that the Average Contribution Percentage for such eligible Highly Compensated Employees does not exceed the Average Contribution Percentage for such eligible Nonhighly Compensated Employees by more than two (2) percentage points.
(b) For purposes of Sections 4.04(a), this Plan shall be aggregated and treated as a single plan with other plans maintained by the Employer or an Affiliated Company to the extent that (i) this Plan must be aggregated with any such other plan for purposes of satisfying the nondiscrimination tests of section 401(a)(4) or 410(b) (other than 410(b)(2)(A)(ii)) of the Code, or (ii) the Benefits Committee elects to treat this Plan and any such other plan as a single plan, so long as such plans as aggregated would satisfy the nondiscrimination tests of sections 401(a)(4) and 410(b) of the Code.
(c) The determination and treatment of the Voluntary Participant Contributions, Matching Contributions (to the extent required) and Contribution Percentage of any Employee shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.
(d) Notwithstanding the foregoing, prior to February 1, 2008 and the merger of the All Star Gas Savings Plan with and into the Plan, the All Star Gas Savings Plan was a safe-harbor plan within the meaning of section 401(k)(12) of the Code and the preceding provisions did not apply. Compensation for such purposes was determined using Statutory Compensation.
Sec. 4.05 Correction of Discriminatory Contributions.
(a) Should the nondiscrimination tests of Section 4.05(a) not be satisfied for any Plan Year, the Benefits Committee shall (1) determine the amount by which the Actual Contribution Percentage for the Highly Compensated Employee or Employees with the highest

Actual Contribution Percentages for the Plan Year would need to be reduced to comply with the limit in Section 4.04(a), (2) convert the excess percentage amounts determined under clause (1) into a dollar amount, and (3) reduce the excess contributions of the Highly Compensated Employee or Employees with the greatest dollar amount of Matching Contributions by the lesser of (A) the amount by which the dollar amount of the affected Highly Compensated Employee’s Matching Contributions exceeds the dollar amount of the Matching Contributions of the Highly Compensated Employee with the next highest dollar amount of Matching Contributions or (B) the amount of the excess dollar amount determined under clause (2). This process shall be repeated until the Matching Contributions of the Highly Compensated Employees has been reduced by an amount equal to the excess dollar amount determined under clause (2).
(b) The Contribution Percentage of any Highly Compensated Employee which must be reduced pursuant to subsection (a) shall be reduced, within twelve (12) months of the close of the Plan Year with respect to which the reduction applies, by distributing, or if forfeitable, forfeiting Matching Contributions (plus income calculated as described in Section 4.05(d)) allocated on behalf of such Highly Compensated Employee. Matching Contributions forfeited pursuant to this Section 4.05(b) shall be used, in the discretion of the Benefits Committee, to (i) pay any administrative expenses of the Plan or (ii) reduce future Matching Contributions to the Plan.
(c) Any distribution or forfeiture of Matching Contributions necessary pursuant to subsection (b) shall include a distribution or forfeiture of the income, if any, allocable to such distributed or forfeited contributions. Such income shall be equal to the sum of the allocable gain or loss for the Plan Year plus effective for Plan Years ending before January 1, 2008, the allocable gain or loss for the period between the end of the Plan Year and the date of distribution or forfeiture (or a date that is no more than 7 days prior to the date of distribution or forfeiture), and shall be determined in a manner consistent with Treasury Regulations, using a uniformly applicable method determined by the Benefits Committee.

ARTICLE V
PARTICIPANT CONTRIBUTIONS
Sec. 5.01 Voluntary Participant Contributions. No Voluntary Participant Contributions shall be required or permitted under the Plan effective July 1, 1991.
Sec. 5.02 Restoration Contributions. Any former Participant who once again qualifies as an Active Participant prior to incurring five (5) consecutive Periods of Severance and who has received a “cash-out” of his vested interest and forfeited his nonvested interest attributable to his prior participation in the Plan may, after reinstatement to employment covered by the Plan, “buy back” (or restore) his Account balance by paying to the Trustee in cash the full amount of the “cash-out” he previously received. The Account balance so restored shall be the sum of (i) the restoration contribution made by the Participant, plus (ii) the amount of the Participant’s Account that was forfeited pursuant to Article IX. Any such restoration contribution must be made prior to the expiration of five (5) years following reinstatement to employment covered by the Plan. Restoration contributions shall be credited to the Account of the Participant as of the Valuation Date coincident with or next following the date on which the restoration contribution is made, or at such earlier date as is determined administratively feasible by the Benefits Committee. Any Participant who fails to make a restoration contribution within the time limitations herein established shall be deemed to have waived his right to make any such contribution.
Sec. 5.03 Rollover and Transfer Contributions.
(a) The Plan shall accept on behalf of any Employee cash equal to (1) all or a portion of the amount received by the Employee as a distribution from, or (2) an amount transferred directly to the Plan (pursuant to section 401(a)(31) of the Code) on the Employee’s behalf by the trustee of, an eligible retirement plan (as defined in Section 10.14(b)(2) of the Plan), but only if the deposit qualifies as an eligible rollover distribution as defined in section 402, 403, 408, or 457 of the Code, as applicable. Notwithstanding the foregoing, the Plan shall not accept a rollover from a Roth 401(k) account described in section 402A(e)(1) of the Code or a Roth IRA described in section 408A of the Code.
If the amount received does not qualify as a rollover, the amount shall be refunded to the Participant. The Plan shall not accept any transferred amount if such receipt would cause the Plan to be subject to the provisions of sections 401(a)(11) and 417 of the Code with respect to such Employee, or if such receipt would cause the Plan to fail to satisfy the requirements of section 411(d)(6) of the Code. Rollover and transfer amounts shall be invested in accordance with the provisions of Article VIII. Where permitted by the Benefits Committee, rollover and transfer amounts shall be treated as if an appropriate portion were credited to the Participant’s Accounts based upon the type of contribution or contributions giving rise to the amount originally rolled over or transferred to this Plan. An Employee who is not yet a Participant shall be deemed a Participant only with respect to his rollover or transfer amount.
(b) Notwithstanding the foregoing, rollovers from the UGI Utilities, Inc. Savings Plan may be made in the form of cash or UGI Stock, and any stock received by the Plan pursuant to such a rollover shall be invested in the UGI Stock Fund.

(c) The benefit of an Employee held under another tax-qualified savings plan maintained by an Affiliated Company shall be transferred to this Plan upon such Employee becoming eligible to participate hereunder; provided, however, that the Participant’s account under the other tax-qualified savings plan are invested, prior to the transfer, in investment funds which are comparable to those that are available under the Plan. To the extent required by section 411(d)(6) of the Code, a Participant shall be entitled to receive the portion of his Account transferred to the Plan pursuant to this Section 5.03(c) in the form or forms and at the time or times he would have been entitled to receive such benefit under the plan from which his benefit was transferred; provided, however, that the form of distribution shall be determined solely under this Plan if the Participant consents to the transfer. The Plan otherwise shall not accept any transferred amount if such receipt would cause the Plan to fail to satisfy the requirements of section 411(d)(6) of the Code. Except as otherwise required by applicable law, upon such transfer, such benefit shall be payable pursuant to the terms hereof and shall not be payable from such other plan.
(d) Pursuant to the Participant’s election to the extent required, and procedures established by the Benefits Committee, the Plan shall transfer, to another tax-qualified defined contribution plan maintained by an Employer or an Affiliated Company, the Account of a Participant who becomes a participant in such other plan and ceases to be an Employee under the Plan. No election under this subsection (d) shall be made by a Participant before he receives a description of the consequences of such election. Subject to section 411(d)(6) of the Code, any Account transferred under this subsection (d) shall be payable from, and in accordance with the provisions of, the tax-qualified plan to which it was transferred.

ARTICLE VI
ALLOCATION OF EMPLOYER CONTRIBUTIONS
Sec. 6.01 Allocation of Salary Deferral Amounts. There shall be directly and promptly allocated to the Salary Deferral Account of each Participant the Salary Deferral amounts contributed by the Employer to the Plan pursuant to Section 4.01(a), by reason of any Salary Deferral election in force with respect to that Participant.
Sec. 6.02 Allocation of Matching Contributions.
(a) Matching Contributions made pursuant to Section 4.01(b)(1) in respect of an Employer shall be allocated, as of each payroll period, to the Matching Contribution Accounts of all Participants who have made Salary Deferrals under Section 7.01(a) for the payroll period, by crediting each such Participant’s Matching Contribution Account with an amount equal to 100% of such Participant’s Salary Deferrals up to five percent (5%) of the Participant’s Compensation for such payroll period.
(b) Matching Contributions made pursuant to Section 4.01(b)(2) in respect of an Employer shall be allocated, as of each payroll period, to the Matching Contribution Accounts of all Participants who have made Salary Deferrals under Section 7.01(b) for the payroll period, by crediting each such Participant’s Matching Contribution Account with an amount equal to the amount of Matching Contributions that would have been allocated to the Participant had such Salary Deferrals been made during the period of Qualified Military Service. The Matching Contributions described in this subsection (b) shall be subject to the limitations described in the Plan for the Plan Year to which such contributions relate.
(c) If the allocation of a Matching Contribution to a Participant’s Matching Contribution Accounts exceeds the maximum amount permissible pursuant to Section 4.05 for any Plan Year then, prior to the close of the following Plan Year, such excess amounts (and to the extent required any income allocable thereto) shall be distributed or forfeited as the case may be, in accordance with Section 4.05, any other provision of the Plan to the contrary notwithstanding.
Sec. 6.03 Allocations of Profit-Sharing Contributions.
(a) Profit-Sharing Contributions for a Plan Year made pursuant to subsection 4.01(c)(1) in respect to an Employer shall be allocated, as of the last day of such Plan Year, to the Profit-Sharing Contribution Accounts of all Active Participants of such Employer who satisfy the requirements of Section 6.05 and are not eligible to participate in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan as of the last day of the Plan Year, by crediting each such Active Participant’s Profit-Sharing Contribution Account with an amount determined by dividing the amount of such contributions by the number of Active Participant of the Employer who are eligible for an allocation under Section 6.05 and are not eligible to participate in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan as of the last day of the Plan Year.

(b) A Participant who returns to employment with the Employer or an Affiliated Company following a period of Qualified Military Service shall be entitled to an allocation in an amount equal to the Profit Sharing Contributions that the Participant would have received if he had continued to be employed and received Compensation during the period of Qualified Military Service. The Profit Sharing Contributions described in this subsection (b) shall be subject to the limitations described in Section 6.07 for the Plan Year to which such contributions relate.
(c) For the Plan Year commencing on January 1, 2008, the Profit-Sharing Contribution for such Plan Year shall be allocated to the Profit-Sharing Contribution Accounts of those Participants listed on Appendix A to the Plan who were former participants of the All Star Gas Savings Plan on January 31, 2008 and employed by the Employer on January 31, 2008, in the amounts set forth in Appendix A.
Sec. 6.04 Allocation of Pension Contribution.
(a) Any Active Participant who satisfies the requirements of Section 6.05, was a participant in the Retirement Income Plan for Employees of AP Propane, Inc. as of December 31, 1988, and had attained the age of 50 as of such date, shall be entitled to an allocation as of the last day of each Plan Year in an amount equal to the percentage of Compensation determined in accordance with the following table:

Age as of December 31, 1988	Percentage
50 to 54	2%
55 to 59	3%
60 and over	4%
(b) A Participant who returns to employment with the Employer or an Affiliated Company following a period of Qualified Military Service shall be entitled to an allocation in an amount equal to the Pension Contributions that the Participant would have received if he had continued to be employed and received Compensation during the period of Qualified Military Service. The Pension Contributions described in this subsection (b) shall be subject to the limitations described in Section 6.07 for the Plan Year to which such contributions relate.
Sec. 6.05 Entitlement to Share in Allocation. A Participant shall be an Active Participant for the purposes of Section 6.03 and 6.04, and shall be entitled to share in the allocation of any Profit Sharing and/or Pension Contributions for a specific Plan Year only if he did at least one of the following during that Plan Year:
(a) remained in the employ of the Employer or of an Affiliated Company through the end of the Plan Year as of which such contribution is to be allocated to the Accounts of Participants;

(b) retired (on or after his Early Retirement Date or Normal Retirement Date), experienced Total Disability or died while in service, during the Plan Year; or
(c) was on an Excused Absence at the end of the Plan Year.
Notwithstanding any other provision of this Section 6.05 to the contrary, for purposes of the Profit-Sharing Contribution described in Section 6.03(c), the foregoing conditions for entitlement to an allocation shall not apply.
Sec. 6.06 Application of Forfeited Amounts. Forfeitures experienced by Participants with less than fully vested interests in the Plan shall be used, in the discretion of the Benefits Committee, to (a) pay any administrative expenses of the Plan or (b) reduce future Matching Contributions to the Plan.
Sec. 6.07 Annual Additions Limitations.
(a) In no event shall the Annual Addition to a Participant’s Account for any Limitation Year exceed the lesser of:
(1) $40,000, as adjusted in accordance with section 415(d) of the Code, or
(2) one hundred percent (100%)) of such Participant’s Statutory Compensation for the Limitation Year.
The limitation referred to in Section 6.07(a)(2) shall not apply to any contribution for medical benefits within the meaning of section 419(A)(f)(2) of the Code after separation from service which is otherwise treated as an Annual Addition, or to any amount otherwise treated as an Annual Addition under section 415(l)(1) of the Code.
(b) In the event that the amount tentatively available for allocation to the Account of any Participant in any Limitation Year exceeds the maximum amount permissible hereunder, any distribution of amounts otherwise allocable to the Account of a Participant as described above shall be made in accordance with the rules and procedures set forth in Rev. Proc. 2008-50 and any successor thereto. The Benefits Committee shall have full authority to take whatever corrective measures may be necessary, including retroactive adjustment of Account balances, in order to ensure compliance with the requirements of this Section and the underlying requirements of section 415 of the Code.
Sec. 6.08 Military Service. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with sections 414(u) and 401(a)(37) of the Code.

ARTICLE VII
SALARY DEFERRAL ELECTIONS
Sec. 7.01 Salary Deferral Election.
(a) Subject to the limitations set forth in Section 7.05 or elsewhere in this Plan, each Active Participant may, in the manner prescribed by the Benefits Committee, elect to reduce his Compensation on and after the effective date of the election through payroll reductions by an amount equal to from one percent (1%) to fifty percent (50%) in whole percentages, of his Compensation for any payroll period. Notwithstanding the foregoing, any Active Participant who is a Highly Compensated Employee (as determined on the first day of the applicable Plan Year) shall be precluded from electing to reduce his Compensation (in whole percentages) through payroll reduction in an amount that exceeds six percent (6%) of his Compensation for any payroll period or such other percentage as may be determined by the Benefits Committee in its discretion.
(b) A Participant who returns to employment with the Employer or an Affiliated Company following a period of Qualified Military Service shall be permitted to make additional Salary Deferrals within the limits described in subsections (a) and (c), up to an amount equal to the Salary Deferrals that the Participant would have been permitted to contribute to the Plan if he had continued to be employed and received Compensation during the period of Qualified Military Service. Salary Deferrals under this Section may be made during the period which begins on the date such Participant returns to employment and which has the same length as the lesser of (a) three (3) multiplied by the period of Qualified Military Service and (b) five (5) years. Except as otherwise provided in subsection (c), the Salary Deferral made under this subsection shall be subject to the limitations described in the Plan for the Plan Year to which such contributions relate.
(c) A Participant who has attained, or will attain age 50 prior to the end of a Plan Year may elect to reduce his Compensation by an amount equal to from one (1%) to fifty percent (50%), in whole percentages, of his Compensation for any payroll period; provided, however, that (1) Salary Deferrals shall not be treated as contributed pursuant to this subsection (c) unless the Participant is unable to make additional Salary Deferrals for the Plan Year under subsection (a) due to limitations imposed by the Plan or applicable federal law and (2) the amount contributed pursuant to this subsection (c) for any Plan Year and, to the extent required by Treasury regulations, any other elective deferrals contributed on the Participant’s behalf pursuant to section 414(v) of the Code for the Plan Year shall not exceed the lesser of (1) $1,000 (or such other amount as may be applicable under section 414(v) of the Code) or (2) the excess of the Participant’s Statutory Compensation for the Plan Year over the Salary Deferrals contributed on the Participant’s behalf under Sections 7.01(a) and (b) for the Plan Year. Salary Deferrals under this subsection (b) shall not be subject to the limitations described in Sections 6.07, 7.04(c) or 7.05.
Sec. 7.02 Effective Date of Salary Deferral Elections. A Salary Deferral election shall become effective as soon as administratively practicable after the date on which the Employee first becomes an Active Participant in the Plan; provided he has first completed the requisite enrollment and election forms or followed such other procedures as may be designated by the Benefits Committee. An Employee who does not make a Salary Deferral election when he first becomes an Active Participant hereunder may, in the manner prescribed by the Benefits Committee, make such an election at any time thereafter, effective as soon as administratively practicable following such election; provided, however, that the Employee is an Active Participant at the time of such election.
Sec. 7.03 Change in Salary Deferrals.
(a) A Participant may, in the manner prescribed by the Benefits Committee, elect to increase or reduce the rate of his Salary Deferrals (including cessation or recommencement of such Salary Deferrals), within the limits prescribed by Section 7.05. Any new election made pursuant to this Section shall be effective as soon as administratively practicable following such election.
(b) A Participant may, in the manner prescribed by the Benefits Committee elect to have his Salary Deferral percentage increased automatically effective as of the first day of each Plan Year in any amount equal to not less than one percent (1%) of Compensation and not more than three percent (3%) of Compensation. A Participant who elects to be covered by the automatic increase feature and fails to elect the applicable percentage to be applied for the annual increase shall be deemed to have elected an automatic increase percentage of one percent (1%) for each Plan Year. A Participant who elects to have the automatic increase applied to his Salary Deferral election may elect to discontinue the election at any time.
(c) A Participant shall have his Salary Deferral election automatically suspended for any period during which the Participant is on Excused Absence and during which he is not receiving Compensation from his Employer. Such a Participant shall have his Salary Deferral election automatically reinstated, and reductions from his Compensation pursuant thereto shall resume, effective as of the first payroll period beginning after his return from such Excused Absence.
Sec. 7.04 Salary Deferral Limitations.
(a) The Salary Deferral amounts set forth in any Salary Deferral election shall be tentative and shall become final only after the Employer or the Benefits Committee has made such adjustments thereto as they (or either of them) deem necessary to maintain the qualified status of this Plan and to satisfy all applicable requirements of section 401(k) or 414(v) of the Code.
(b) All amounts withheld pursuant to a Salary Deferral election and thereafter delivered to the Trustee shall be so delivered only if the Employer in good faith believes that such amounts do not exceed the amounts permissible pursuant to the limitations set forth in Section 7.05. If any amount shall be withheld from the Compensation of a Participant pursuant to a Salary Deferral election which exceeds the maximum amount permissible pursuant to Section 7.05 for any Plan Year (or section 414(v) of the Code with respect to Salary Deferrals under Section 7.01(c)), then, prior to the close of the following Plan Year, such excess amounts (and to the extent required any income allocable thereto) shall be distributed to the appropriate

Participants; provided, however, that, Salary Deferrals in excess of the amount permissible under Section 7.05 for any Plan Year may be recharacterized, to the extent permitted by section 414(v) of the Code and regulations issued thereunder, as Salary Deferrals contributed pursuant to Section 7.01(c).
(c) Notwithstanding anything contained herein to the contrary, no Participant shall be permitted to have Salary Deferrals made under this Plan (reduced by Salary Deferrals contributed pursuant to Section 7.01(c), returned to the Participant pursuant to Section 6.07 or distributed pursuant to Section 7.06) and elective deferrals under any other cash or deferred arrangement maintained pursuant to section 401(k) of the Code (whether or not maintained by the Employer or an Affiliated Company) during any calendar year in excess of $7,000 (or such other amount as is applicable for a calendar year under section 402(g) of the Code).
(d) Should a Participant claim that his Salary Deferrals under this Plan (reduced by Salary Deferrals contributed pursuant to Section 7.01(c) or previously distributed pursuant to Section 7.06) when added to amounts deferred under other plans or arrangements described in sections 401(k), 408(k) or 403(b) of the Code (whether or not maintained by the Employer or an Affiliated Company) exceed the limit imposed by 402(g) of the Code for the calendar year in which the deferrals occurred, the Benefits Committee shall notwithstanding any other provision of the Plan (1) distribute, by April 15 of the following calendar year, the amount of Salary Deferrals specified in the Participant’s claim, plus earnings thereon or (2) to the extent permitted by section 414(v) of the Code and regulations issued thereunder, recharacterize such excess Salary Deferrals as Salary Deferrals contributed pursuant to Section 7.01(c). The earnings and losses allocable to excess Salary Deferrals shall be equal to the allocable earnings and losses for the Plan Year plus effective for Plan Years ending before January 1, 2008 the earnings and losses allocated under this Section 7.04(d) to the period between the end of the Plan Year and the date of distribution (the so-called “gap period income”) and shall be determined as of a date that is no more than seven days prior to the date of distribution.
The Participant’s claim shall be in writing and shall be submitted to the Benefits Committee no later than the March 1 following the calendar year in which such deferrals occurred. Notwithstanding anything in this Section 7.04 to the contrary, a Participant shall be deemed to have made a claim for distribution of excess elective deferrals to the extent that his Salary Deferrals (reduced by Salary Deferrals contributed pursuant to Section 7.01(c) or previously distributed pursuant to Section 7.06) together with his elective deferrals under any other plan or arrangement maintained by the Employer or an Affiliated Company exceed the monetary limitation described in Section 7.04(c). The Participant shall forfeit any Matching Contributions (excluding Matching Contributions forfeited or distributed pursuant to the provisions of Section 4.05), plus earnings calculated as described in Section 7.06(c), allocated to him by reason of the distributed Salary Deferrals. Matching Contributions forfeited pursuant to this Section 7.04(d) shall be used, in the discretion of the Benefits Committee, to (i) pay any administrative expenses of the Plan or (ii) reduce future Matching Contributions to the Plan.

Sec. 7.05 Salary Deferral Nondiscrimination Provisions.
(a) For any Plan Year:
(1) The Average Actual Deferral Percentage for Highly Compensated Employees who are eligible to participate pursuant to Article III for the Plan Year shall not exceed the Average Actual Deferral Percentage for Nonhighly Compensated Employees who are eligible to participate pursuant to Article III for the prior Plan Year multiplied by 1.25; or
(2) The Average Actual Deferral Percentage for Highly Compensated Employees who are eligible to participate pursuant to Article III for the Plan Year shall not exceed the Average Actual Deferral Percentage for Nonhighly Compensated Employees who are eligible to participate pursuant to Article III for the for the prior Plan Year multiplied by 2, provided that the Average Actual Deferral Percentage for such eligible Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for such eligible Nonhighly Compensated Employees by more than two (2) percentage points.
(b) For purposes of Section 7.05(a), this Plan shall be aggregated and treated as a single plan with other plans maintained by the Employer or an Affiliated Company to the extent that (i) this Plan must be aggregated with any such other plan for purposes of satisfying the nondiscrimination tests of section 401(a)(4) or 410(b) (other than 410(b)(2)(A)(ii)) of the Code, or (ii) the Benefits Committee elects to treat this Plan and any such other plan as a single plan, so long as such plans as aggregated would satisfy the nondiscrimination tests of sections 401(a)(4) and 410(b) of the Code.
(c) The determination and treatment of the Salary Deferrals and Actual Deferral Percentage of any Employee shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.
(d) Notwithstanding any provision of this Section 7.05 to the contrary, prior to February 1, 2008 and the merger of the All Star Gas Savings Plan with and into the Plan, the All Star Gas Savings Plan was a safe-harbor plan within the meaning of section 401(k)(12) of the Code and the preceding provisions did not apply. Compensation for such purposes was determined using Statutory Compensation.
Sec. 7.06 Correction of Discriminatory Contributions.
(a) Should the nondiscrimination tests of Section 7.05(a) not be satisfied with respect to Salary Deferrals for any Plan Year, the Benefits Committee shall (1) determine the amount by which the Actual Deferral Percentage for the Highly Compensated Employee or Employees with the highest Actual Deferral Percentage for the Plan Year would need to be reduced to comply with the limit in Section 7.05(a), (2) convert the excess percentage amount determined under clause (1) into a dollar amount, and (3) reduce the Salary Deferrals of the Highly Compensated Employee or Employees with the greatest dollar amount of Salary Deferrals by the lesser of (A) the amount by which the Highly Compensated Employee’s Salary Deferrals exceeds the Salary Deferrals of the Highly Compensated Employee with the next highest dollar amount of Salary Deferrals or (B) the amount of the excess dollar amount determined under clause (2). This process shall be repeated until the Salary Deferrals of Highly

Compensated Employees have been reduced by an amount equal to the excess dollar amount determined under clause (2).
(b) The Actual Deferral Percentage of any Highly Compensated Employee which must be reduced pursuant to subsection (a) shall be reduced by distributing Salary Deferrals within twelve (12) months of the close of the Plan Year with respect to which the reduction applies. The Actual Deferral Percentage of any Highly Compensated Employee which is reduced by distributing Salary Deferrals shall be reduced, first, by distributing Salary Deferrals taken into account in determining Matching Contributions and, second, by distributing Salary Deferrals not taken into account in determining Matching Contributions; provided, however, that, , the Actual Deferral Percentage reduction described in this Section may be accomplished, in whole or in part, by recharacterizing excess Salary Deferrals as Salary Deferrals under Section 7.01(c). For purposes of determining the necessary reduction, Salary Deferrals previously distributed pursuant to Section 7.04(d) shall be treated as distributed under this Section 7.06(b) and Salary Deferrals contributed pursuant to Section 7.01(c) shall not be treated as Salary Deferrals. In the event a Participant receives a distribution of excess Salary Deferrals, the Participant shall forfeit any Matching Contributions, plus income calculated as described in Section 7.06(d), allocated to the Participant by reason of the distributed Salary Deferrals. Matching Contributions forfeited pursuant to this Section 7.06(b) shall be used, in the discretion of the Benefits Committee, to (i) pay any administrative expenses of the Plan or (ii) reduce future Matching Contributions to the Plan.
(c) Any distribution or recharacterization of Salary Deferrals necessary pursuant to subsection (b) shall include a distribution or recharacterization of the income, if any, allocable to such distributed or recharacterized contributions. Such income shall be equal to the sum of the allocable gain or loss for the Plan Year plus effective for Plan Years ending before January 1, 2008 the allocable gain or loss for the period between the end of the Plan Year and the date of distribution or forfeiture (or a date that is no more than 7 days prior to the date of distribution or forfeiture), and shall be determined in a manner consistent with Treasury Regulations, using a uniformly applicable method determined by the Benefits Committee.

ARTICLE VIII
INVESTMENT AND VALUATION OF TRUST FUND; MAINTENANCE OF ACCOUNTS
Sec. 8.01 Investment of Assets. All existing assets of the Trust Fund and all future contributions shall be invested by the Trustee in accordance with the terms of the Trust Agreement (as well as any other contract or agreement entered into by the Employer or Benefits Committee with respect to the investment of the Trust Fund).
The Compensation/Pension Committee shall designate the available Investment Funds to which a Participant shall direct the investment of amounts credited to his Account. The Compensation/Pension Committee, in its sole discretion, may from time to time establish additional Investment Funds of the same or different types or modify, cease to offer or eliminate any existing Investment Funds. An Investment Fund may consist of an option for Participants to establish an individual brokerage account with one or more brokerage firms designated by the Employer for purposes of directing the investment of their Accounts under the Plan, subject to such parameters, requirements and conditions as the Employer, in its sole discretion, may prescribe.
Anything contained in this Section 8.01 to the contrary notwithstanding, all or any part of the Trust Fund may be held and invested by one or more Investment Managers appointed by the Compensation/Pension Committee or under one or more pooled or commingled funds maintained by a trust company, bank or insurance company, together with commingled assets of other plans of deferred compensation qualified under section 401(a) of the Code. The assets invested in any such pooled or commingled funds shall be subject to all of the provisions of the instruments establishing such funds, and such instruments as they may be amended from time to time are hereby incorporated and made a part of the Plan and Trust Agreement as if fully set forth in such documents. A portion of the Trust Fund, as determined by the Compensation/Pension Committee, may be held in the form of uninvested cash or in a liquid asset account for temporary periods pending reinvestment or distribution.
Sec. 8.02 Investment Elections. Each Participant upon commencing or recommencing active participation in the Plan shall direct, in the form or manner and at the time or times prescribed by the Benefits Committee, the investment of his contributions, and any Employer contributions, in any one or more of the available Investment Funds, subject to such limitations as the Benefits Committee may prescribe. In the absence of any Participant’s affirmative investment election directing the investment of his Account, a Participant shall be deemed to have elected that his Account be invested in the Vanguard Target Retirement Fund appropriate for the Participant on the basis of the Participant’s assumed retirement age of 65. The Vanguard Target Retirement Fund is the Investment Fund that the Company has designated as the Plan’s “qualified default investment alternative” for purposes of section 404(c)(5) of ERISA. In accordance with rules and procedures established by the Benefits Committee, a Participant may elect to have the amounts that he has chosen to invest in any of the available Investment Funds offered through the Plan automatically rebalanced. On an annual basis, on the anniversary of the initial request, the Participant’s Account will be rebalanced as needed to bring the Account back in line with the targeted investment allocation the Participant established.

Sec. 8.03 Change of Election. Each Participant may change his investment direction with respect to the investment of his future contributions at any time, by directing the Trustee to change his investment direction with respect to the investment of his future contributions. Such changes shall be effective as of the date determined by the Trustee and shall be made in accordance with such procedures as the Benefits Committee or its delegate may prescribe.
Sec. 8.04 Transfers Between Investment Funds. Each Participant may elect to transfer all or a portion of his interest in any Investment Fund to any other available Investment Fund, effective as soon as practicable after the Participant makes such election, by filing a transfer election with the Benefits Committee or the Trustee in such form and at such time in advance as the Benefits Committee may prescribe; provided, however, that such transfers shall be subject to such further limitations and restrictions as may be imposed by the Benefits Committee or any insurance company contract or other instrument governing investments in any Investment Fund. As an alternative to written elections, to the extent permitted by the Trustee, each Participant may direct the Trustee by telephone to transfer all or a portion of his interest in any Investment Fund to any other available Investment Fund. Changes which are effected by telephone direction shall be effective as of such dates determined by the Trustee and shall be made in accordance with such procedures as the Benefits Committee or its delegate may prescribe.
Sec. 8.05 UGI Stock Fund: Special Rules. The Trustee shall vote the UGI Stock held in the UGI Stock Fund and registered in the name of the Plan or the Trustee’s nominee; provided, however, that any such UGI Stock to be voted shall be voted in accordance with the following:
(a) The Benefits Committee shall adopt, or cause the Trustee to adopt, reasonable measures to notify each Participant of the date and purposes of each meeting of shareholders of UGI Corporation at which holders of UGI Stock shall be entitled to vote, and to request instructions from such Participant to the Trustee as to the voting at such meeting of the number of shares of UGI Stock (including fractional shares) represented by the value of the Participant’s interest in the UGI Stock Fund as of the Valuation Date immediately preceding the record date for voting such UGI Stock at such meeting. In each case, the Trustee shall vote such UGI Stock in accordance with the instructions of such Participant. If prior to the time of such meeting of shareholders the Trustee shall not have received instructions from any Participant in respect of any such UGI Stock, the Trustee shall vote such UGI Stock in the same proportion as it votes the UGI Stock with respect to which it has received instructions from Participants, so long as to do so would not be inconsistent with the Trustee’s fiduciary responsibilities under ERISA.
(b) In the event of a tender offer for any of such UGI Stock, the Trustee shall as promptly as practicable request of each Participant instructions as to the tender offer response desired by the Participant in connection with the number of shares of such UGI Stock (including fractional shares) represented by the value of the Participant’s interest in the UGI Stock Fund as of the most recent Valuation Date. In each case, the Trustee shall tender or not tender such UGI Stock in accordance with the instructions of such Participant. If prior to the time for a response to the tender offer, the Trustee shall not have received instructions from any Participant in respect of any such UGI Stock, the Trustee shall not tender such UGI Stock unless the failure to do so would be inconsistent with its fiduciary responsibilities under ERISA. If the Trustee tenders shares of UGI Stock representing a Participant’s interest in the UGI Stock Fund and such tender becomes effective, the Participant shall be given the opportunity to transfer his interest in the UGI Stock Fund to another available Investment Fund in accordance with procedures to be developed by the Benefits Committee.
(c) The Trustee shall execute and deliver such documentation as may be necessary under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and the Pennsylvania Business Corporation Law to permit it to vote or tender such UGI Stock as aforesaid.
Sec. 8.06 Individual Accounts. There shall be maintained on the books of the Plan with respect to each Participant, as applicable, a Matching Contribution Account, Pension Account, Predecessor Account, Predecessor Pension Rollover Account, Profit Sharing Account, Rollover/Dollar Builder Account, After-Tax Rollover Account, Rollover/ESOP Account, Salary Deferral Account and Voluntary Participant Contribution Account. Each such Account shall separately reflect the Participant’s interest in each Investment Fund relating to such Account. Each Participant shall receive, at least annually, a statement of his Accounts showing the balances in each Investment Fund. A Participant’s interest in any Investment Fund shall be determined and accounted for based on his beneficial interest in any such fund, and no Participant shall have any interest in or rights to any specific asset of any Investment Fund, including any interest in or rights to any specific shares of UGI Stock held in the UGI Stock Fund.
Sec. 8.07 Valuations. The Trust Fund shall be valued by the Trustee, or such other person or person as the Trustee may select, at fair market value as of each Valuation Date.
Sec. 8.08 Adjustment of Individual Accounts. The Accounts of each Participant shall be adjusted as of each Valuation Date by (i) reducing such Accounts by any payments made therefrom since the preceding Valuation Date, and then (ii) increasing or reducing such Account by the Participant’s allocable share of the net amount of income, gains and losses (realized and unrealized) and expenses of such applicable Investment Fund since the preceding Valuation Date, and (iii) crediting such Accounts with any contributions made thereto since the preceding Valuation Date. Anything contained herein to the contrary notwithstanding, the value of a Participant’s interest in the UGI Stock Fund shall be calculated using a unit value method of accounting and the adjustment of a Participant’s interest in any other Investment Fund similarly shall be subject to any accounting methodology employed by such Investment Fund. The Account of each Participant shall also be adjusted to reflect the amount of any administrative fees or expenses charged to such Account.
Sec. 8.09 Fiduciary Responsibility.
(a) This Plan is intended to constitute a plan described in section 404(c) of ERISA, and Title 29 of the Code of Federal Regulations §2550.404c-1. Neither the Company, an Employer, the Compensation/Pension Committee, the Benefits Committee, the Trustee nor any other Plan fiduciary shall be liable for any losses which are the result of investment instructions provided by any Participant, Beneficiary or Alternate Payee.

(b) The Benefits Committee is hereby designated as the fiduciary responsible for ensuring that (1) procedures are maintained by the Plan to safeguard the confidentiality of information relating to the purchase, holding, and sale of UGI Stock and the exercise of voting, tender and similar rights with respect to UGI Stock by Participants, Beneficiaries and Alternate Payees, (2) the procedures described in (1) are sufficient to maintain confidentiality, except to the extent necessary to comply with federal law or state laws not preempted by the Employee Retirement Income Security Act of 1974, as amended, and (3) an independent fiduciary is appointed to carry out activities relating to any situations involving a potential for undue Employer influence upon Participants, Beneficiaries, or Alternate Payees with regard to the direct or indirect exercise of shareholder rights.

ARTICLE IX
VESTING
Sec. 9.01 Full and Immediate Vesting.
(a) A Participant, at all times, shall have a fully (100%) vested and nonforfeitable interest in the balance of his Predecessor Account, Predecessor Pension Rollover Account, Rollover/Dollar Builder Account, After-Tax Rollover Account, Rollover/ESOP Account, Salary Deferral Account and Voluntary Participant Contribution Account.
(b) Each Participant who had a Voluntary Participant Contribution Account under the Petrolane Plan as of the Effective Date of the Petrolane Plan shall have a fully (100%) vested and nonforfeitable interest in such account.
(c) A Participant in the Petrolane Plan who, on or prior to October 1, 1993, completed two (2) Years of Service, or was covered by a collective bargaining agreement which provided for full and immediate vesting hereunder, shall have a fully (100%) vested and nonforfeitable interest in his Matching Contribution Account.
(d) Effective January 1, 2007, a Participant shall also be fully vested in the event the Participant dies while absent from employment with the Employer due to the performance of Qualified Military Service.
Sec. 9.02 Vesting of Matching, Pension and Profit Sharing Accounts.
(a) Except as otherwise provided in this Section or in Section 9.01(c) above, a Participant’s interest in his Matching Contribution Account, Pension Account and Profit Sharing Contribution Account shall vest based on his completed Years of Service in accordance with the following schedule:

Completed Years of Service	Vested Percentage
Less than 5	0%
5 or more	100%
A Participant who completes an Hour of Service on or after January 1, 2002 shall have a vested interest in his Matching Contribution Account, Pension Account and Profit Sharing Contribution Account determined in accordance with the following schedule:

Completed Years of Service	Vested Percentage
Less than 2	0%
2 Years of Service	25%
3 Years of Service	50%
4 Years of Service	75%
5 or more Years of Service	100%
(b) A Participant in the Petrolane Plan who, on or prior to October 1, 1993, had neither completed two (2) Years of Service nor was covered by a collective bargaining agreement which provided for full and immediate vesting hereunder shall vest in his Matching Contribution Account based on his completed Years of Service in accordance with the vesting schedules set forth in section (a) above.
(c) An Employee who was a former participant in the All Star Gas Savings Plan shall have a nonforfeitable interest at all times in his Matching Contribution Account and that portion of his Profit Sharing Contribution Account described in Section 6.03(c) of the Plan at all times. The remaining portion of his Profit Sharing Account, if any, shall become vested in accordance with subsection (a) of this Section 9.02.
Notwithstanding the foregoing, a Participant will become fully (100%) vested upon (i) his attainment of Normal Retirement Age while in the employ of an Employer or an Affiliated Company, (ii) his death while in the employ of an Employer or an Affiliated Company or (iii) his Total Disability Date.
Sec. 9.03 Effects of a Period of Severance.
(a) Years of Service after any Period of Severance shall increase the Participant’s vested interest in his Account balances as of the beginning of such Period of Severance only if such Account balances are restored in accordance with Section 4.01(e), and in no event shall Years of Service after five (5) consecutive Periods of Severance increase the Participant’s vested interest in his Account balances as of the beginning of such Periods of Severance.
(b) A Participant’s Years of Service completed prior to a Period of Severance shall not be counted in determining his vested percentage under Section 9.02 if the Participant had a vested percentage of 0% at the time he incurred the Period of Severance and the number of his consecutive Periods of Severance equals or exceeds the greater of (i) five (5) or (ii) his prior Years of Service (excluding any Years of Service previously excluded by operation of this provision). Otherwise all prior Years of Service credited to the Participant shall be restored to him upon reemployment.
Sec. 9.04 Forfeiture of Nonvested Amounts. If upon ceasing to be an Active Participant, a Participant receives a distribution of his entire vested interest under the Plan, the nonvested portion of such Participant’s Account shall be forfeited immediately. Notwithstanding the foregoing, if upon ceasing to be an Active Participant, a Participant does not receive a distribution of his entire vested interest under the Plan, the nonvested portion of such Participant’s Account shall be forfeited as of the time such Participant incurs a Period of Severance equal to five consecutive years. Amounts forfeited in accordance with this Section 9.04 shall be applied in the manner prescribed in Section 6.06.
Sec. 9.05 Amendments to the Vesting Schedule.
(a) If the vesting schedule under this Plan is amended, each Participant who has performed service for the Employer or an Affiliated Company in at least three (3) calendar years may elect, during the election period specified in this Section 9.05, to have the vested percentage of his Account determined without regard to such amendment.

(b) For the purposes of this Section 9.05, the election period shall begin as of the date on which the amendment changing the vesting schedule is adopted, and shall end on the latest of the following dates:
(1) the date occurring sixty (60) days after the Plan amendment is adopted; or
(2) the date which is sixty (60) days after the day on which the Plan amendment becomes effective; or
(3) the date which is sixty (60) days after the day the Participant is issued written notice of the Plan amendment by the Benefits Committee or by the Employer; or
(4) such later date as may be specified by the Benefits Committee.
The election provided for in this Section 9.05 shall be made in writing and shall be irrevocable when made.

ARTICLE X
BENEFIT DISTRIBUTIONS
Sec. 10.01 Retirement Benefits. The Plan benefit of a Participant who terminates employment with the Employer on account of his retirement on his Early Retirement Date or on or after his Normal Retirement Date shall be equal to one hundred percent (100%) of the balance of his Account.
Sec. 10.02 Death Benefits. In the event of a Participant’s death prior to his Benefit Commencement Date, his Beneficiary shall be entitled to receive a death benefit equal to the vested portion of the balance of his Account.
Sec. 10.03 Disability Benefits. The Plan benefit of a Participant who terminated employment due to a Total Disability and has reached his Total Disability Date shall be equal to one hundred percent (100%) of the balance of his Account.
Sec. 10.04 Benefits Upon Termination of Employment. The Plan benefit payable to a Participant upon such Participant’s termination from employment with the Employer (and all Affiliated Companies) for reasons other than those specified in Sections 10.01, 10.02 or 10.03 shall be equal to the vested portion of the balance of his Account. Effective January 1, 2009, a Participant receiving military differential wage payments shall be treated as having terminated from employment for purposes of taking a distribution of that portion of his Account consisting of Salary Deferrals if he is absent from employment due to performing service in the uniformed services described in section 3401(h)(2)(A) of the Code. If a Participant elects to take a distribution pursuant to the foregoing, he shall be precluded from electing to have the Employer make Salary Deferrals from his Compensation on his behalf under Section 7.01 of the Plan for six months following the date of the distribution.
Sec. 10.05 Timing of Distributions.
(a) A Participant’s benefit, determined as of the Valuation Date coincident with or immediately preceding the date of distribution, will be distributed pursuant to Section 10.1, 10.03, or 10.04 as soon as practicable following the Participant’s Normal Retirement Date; provided, however, that a Participant who participated in the Petrolane Plan and who attains age 55 prior to his termination of employment with the Employer, may elect to have an amount equal to the Participant’s Account balance under the Petrolane Account as of July 15, 1993 distributed, subject to administrative practicalities, on the last day of any month which is prior to the date on which the Participant attains age 70 1/2 and coincident with or following the date on which such Participant terminates employment. Notwithstanding the foregoing, a Participant may elect: (1) to have distribution commence as soon as practicable following the Plan’s receipt of the Participant’s benefit election form, or (2) effective January 1, 2009, to defer distribution of his benefit to a date not later than April 1 of the Plan Year that follows the Plan Year in which the Participant attains age 70 1/2.

A Participant’s election to commence payment prior to his Normal Retirement Date must be made within the ninety (90) day period ending on the Benefit Commencement Date elected by the Participant and in no event earlier than the date the Benefits Committee provides the Participant with written information relating to his right to defer payment until his Normal Retirement Date (or, for periods on and after January 1, 2009, April 1 of the Plan year following the Plan Year in which the Participant attains age 70 1/2), the consequences of failing to defer payment, and his right to make a direct rollover as set forth in Section 10.14(b). Such information must be supplied not less than thirty (30) days nor more than ninety (90) days prior to the Benefit Commencement Date. Notwithstanding the preceding sentence, a Participant’s Benefit Commencement Date may occur less than thirty (30) days after such information has been supplied to the Participant provided that, after the Participant has received such information and has been advised of his right to a thirty (30) day period to make a decision regarding the distribution, the Participant affirmatively elects a distribution.
(b) Where the amount to be distributed to a Participant prior to his Normal Retirement Date pursuant to Section 10.01, 10.03, or 10.04 does not exceed $1,000, such benefit will be distributed as soon as practicable following the date the Participant becomes so entitled to receive a distribution.
(c) A Participant’s benefit, determined as of the Valuation Date coincident with or immediately preceding the date of distribution, will be distributed pursuant to Section 10.02 as soon as practicable following the Participant’s death; provided, however, that the Beneficiary of a deceased Participant who was a Participant in the Petrolane Plan (or its predecessor) on August 1, 1990, may elect to have the Participant’s Account balance as of July 15, 1993, distributed no later than the date the Participant would have attained age 65. Notwithstanding the foregoing, distribution shall be made to the Beneficiary no later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death or, if the Beneficiary is the Participant’s spouse, no later than December 31 of the later of (i) the calendar year following the year of the Participant’s death or (ii) the calendar year in which Participant would have attained age 70 1/2.
Sec. 10.06 In-Service Distributions. Subject to the provision of Section 10.05, a Participant may make withdrawals from his Account while he is employed by an Employer or an Affiliated Company, as follows:
(a) Rollover/ESOP Account. A Participant may withdraw up to 100% of the balance of his Rollover/ESOP Account at any time, provided, however, that the withdrawal must be at least $500 or, if less, the total value of such Account. A Participant is permitted no more than one withdrawal per calendar year from his Rollover/ESOP Account.
(b) Rollover/Dollar Builder Account. A Participant may withdraw up to 100% of the balance of his Rollover/Dollar Builder Account at any time, provided, however, that the withdrawal must be at least $500 or, if less the total value of such Account. A Participant is permitted no more than one withdrawal per calendar year from his Rollover/Dollar Builder Account.
(c) After-Tax Rollover Account. A Participant may withdraw up to 100% of the balance of his After-Tax Rollover Account at any time, provided, however, that the withdrawal must be at least $500 or, if less the total value of such Account. A Participant is permitted no more then one withdrawal per calendar year from his After-Tax Rollover Account.
(d) Voluntary Participant Contribution Account. A Participant may withdraw up to 50% of the balance of his Voluntary Participant Contribution Account, (excluding amounts attributable to recharacterized Salary Deferrals), provided, however, that the withdrawal must be at least $250 or if less the total value of such Account. A Participant is permitted no more than one withdrawal per calendar year from his Voluntary Participant Contribution Account.
(e) Predecessor Account. A Participant who was a participant in the AP Propane, Inc. Cal Gas Supplemental Retirement Plan may withdraw up to 100% of the balance of his Predecessor Account; provided, however, that no more than two withdrawals from the Participant’s Predecessor Account shall be permitted with respect to any such Participant in any calendar year.
(f) Salary Deferral Account. A Participant who was a participant in the Mitchell Butane Gas Sales, Inc. 401(k) Profit Sharing Plan and Trust may withdraw up to 100% of the balance of his Salary Deferral Account after reaching age 59 1/2.
(g) Hardship Withdrawals. If the Benefits Committee determines that a requested withdrawal is on account of an immediate and heavy financial need of the Participant, and the withdrawal is necessary to satisfy such financial need, the Benefits Committee may permit the Participant to withdraw from his Salary Deferral Account and, for a Participant who was a participant in the AP Propane, Inc. Cal Gas Supplemental Retirement Plan, his Rollover/Dollar Builder Account, but not in excess of the sum of (1) the amount standing to his credit in his Salary Deferral Account as of December 31, 1988, (2) Salary Deferrals (but not earnings thereon) allocated to his Salary Deferral Account after December 31, 1988 and (3) the balance of his Rollover/Dollar Builder Account. Withdrawals pursuant to this Section 10.06(g) shall be subject to the following additional rules:
(1) A distribution is on account of an immediate and heavy financial need of a Participant when the distribution is on account of:
(A) expenses necessary or incurred for medical care described in section 213(d) of the Code for the Participant, the Participant’s spouse, or any dependents of the Participant (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code), determined without regard to the requirement that such expenses exceed 7.5% of adjusted gross income;
(B) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;
(C) payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his spouse, children or dependents (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the employee’s principal residence;
(E) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code, without regard to section 152(d)(1)(B) of the Code); or
(F) expenses relating to the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to the requirement that such losses exceed 10% of adjusted gross income).
(2) A distribution shall be deemed necessary to satisfy the financial need of a Participant if:
(A) the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including at the election of the Participant, any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;
(B) the Participant has obtained all distributions, other than Hardship distributions under the Plan, and all nontaxable loans currently available under all plans maintained by the Employer;
(C) the Participant agrees that his Salary Deferrals will be suspended for six (6) months after the receipt of the hardship distribution.
This listing automatically shall be expanded, without the necessity of any amendment of this subsection, to include additional methods upon publication by the Commissioner of the Internal Revenue of revenue rulings, notices and other documents of general applicability expanding the listing in Treas. Reg. §1.401(k)-1(d)(3)(iv)(E) of the methods which will always lead to the Benefits Committee’s determination that the hardship distribution will satisfy an immediate and heavy financial need.
(h) All Star Gas Savings Plan Accounts. A Participant may withdraw up to 100% of the portion of his Rollover Account attributable to his All Star Gas Savings Plan account prior to February 1, 2008 at any time and in any amount. A Participant may withdraw up to 100% of any portion of his Accounts attributable to his All Star Gas Savings Plan account prior to February 1, 2008 at any time on or after his attainment of age 59 1/2 and in any amount.
(i) Age 59 1/2. A Participant may withdraw up to 100% of his vested Account balance upon attainment of age 59 1/2. The minimum withdrawal amount shall be the lesser of $1,000 or the balance of the Participant’s Account. A Participant is permitted no more than one withdrawal per calendar year from his Account.
Sec. 10.07 Rules and Regulations Regarding In-Service Distributions. In-Service Distributions pursuant to Section 10.06 shall be subject to the following additional rules and restrictions:

(a) All in-service withdrawals shall be made in accordance with procedures established by the Benefits Committee. Except as otherwise permitted by the Benefits Committee, a withdrawal shall be effective as soon as administratively practicable after the date such request is received by the Benefits Committee, and payment of the amount withdrawn shall be made as soon as practicable thereafter.
(b) All withdrawals shall be paid in a lump-sum cash payment.
(c) If Participant investment direction is applicable, all withdrawals shall be deemed to be made from the Investment Funds in which the affected Accounts of the Participant are then invested as elected by the Participant.
Sec. 10.08 Beneficiary Designation Right.
(a) Spouse as Beneficiary. The Beneficiary of the death benefit shall be the Participant’s spouse; provided, however, that the Participant may designate a Beneficiary other than his spouse if:
(1) the spouse has waived her right to be the Participant’s Beneficiary in accordance with Section 10.08(c), or
(2) the Participant has no spouse, or
(3) the Benefits Committee, in accordance with Internal Revenue Service guidelines, determines that the spouse cannot be located.
In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Benefits Committee. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Benefits Committee. However, the Participant’s spouse must again consent in writing to any such change or revocation, unless the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse.
(b) Beneficiary Designation Right. Each Participant who is permitted to designate a Beneficiary other than his spouse pursuant to the provisions of Subsection (a) shall have the right to designate one or more primary and one or more secondary Beneficiaries to receive any benefit becoming payable upon the Participant’s death. All Beneficiary designations shall be in writing in form satisfactory to the Benefits Committee. Each Participant shall be entitled to change his Beneficiaries at any time and from time to time by filing written notice with the Benefits Committee in form satisfactory to the Benefits Committee. However, the Participant’s spouse must again consent in writing to any such change, unless (1) the prior consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse or (2) one of the exceptions described in (ii) or (iii) of Subsection (a) applies.
An election to designate one or more Beneficiaries other than the Participant’s spouse with respect to the Participant’s Pension Account and Predecessor Pension Rollover Account, if any, shall become invalid on January 1 of the calendar year in which the Participant attains age

35. The Participant’s spouse shall, on such date, become the Beneficiary with respect to the Participant’s Pension Account and Predecessor Pension Rollover Account, if any, unless the Participant subsequently designates, in accordance with the provisions of this Section, one or more Beneficiaries with respect to his Pension Account and Predecessor Pension Rollover Account.
In the event that the Participant fails to designate a Beneficiary to receive a benefit that becomes payable pursuant to the provisions of this Article, or in the event that the Participant is predeceased by all designated primary and secondary Beneficiaries, the death benefit shall be payable to the following classes of takers, each class to take to the exclusion of all subsequent classes, with all members of each class sharing equally:
(1) Spouse;
(2) lineal descendants (including adopted and step-children), per stirpes;
(3) surviving parents (equally); and
(4) the Participant’s estate.
(c) Form and Content of Spouse’s Consent. A spouse may consent to the designation of one or more Beneficiaries other than such spouse provided that such consent shall be in writing, must acknowledge the effect of such consent, and shall be witnessed by a notary public. Such spouse’s consent shall be irrevocable, unless expressly made revocable.
(d) Pension Account and Predecessor Pension Rollover Account Notice Requirements. The Benefits Committee shall provide to each Participant with a Pension Account or a Predecessor Pension Rollover Account, a written explanation of:
(1) the terms and conditions of the death benefits under Section 10.13(f);
(2) the Participant’s right to waive the death benefit described in Section 10.13(f)(2) and the effect of such waiver;
(3) the rights of the Participant’s spouse with respect to such waiver; and
(4) the Participant’s right to revoke a waiver of the survivor’s benefit and the effect of such revocation.
The written explanation described in this subparagraph shall be provided to each Participant with a Pension Account or a Predecessor Pension Rollover Account within one year of the date he becomes a Participant and, if the Participant was then under age 32, the explanation shall be provided again within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the first day of the Plan Year in which the Participant attains age 35; provided, however, that in the event a Participant terminates employment prior to age 35, the explanation shall be provided no later than one (1) year after the Participant’s termination of employment.
Sec. 10.09 Required Distribution Dates. Except as otherwise provided in this Section, the Benefit Commencement Date for any Participant shall not be later than the 60th day after the latest of the close of the Plan Year in which (i) the Participant attains his Normal Retirement Date, (ii) occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (iii) the Participant terminates employment with the Employer and all Affiliated Companies. Notwithstanding any provision in the Plan to the contrary, a Participant’s Benefit Commencement Date shall not be later than April 1 of the calendar year next following the later of (A) the calendar year in which the Participant attains age 70 1/2 or (B) the calendar year in which the Participant terminates employment with the Employer and all Affiliated Companies in the case of a Participant who is not a Five-percent Owner and who (a) attained age 70 1/2 prior to January 1, 1988 with respect to (I) the balance of the Participant’s Account under the Petrolane Plan as of July 15, 1993 and (II) the Participant’s Pension Account and Predecessor Pension Rollover Account or (b) attained age 70 1/2 on or after January 1, 1996; provided, however, that a Participant who attains age 70 1/2 on or after January 1, 1996 and before January 1, 2001, may elect to have his Benefit Commencement Date on April 1 of the calendar year next following the calendar year in which he attains age 70 1/2. Notwithstanding any provision in the Plan to the contrary, any distributions under the Plan shall otherwise comply with the requirements of section 401(a)(9) of the Code and the regulations thereunder as set forth in Treas. Reg. Section 1.401(a)(9)-2 through 1.401(a)(9)-9, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code and the final and temporary regulations under section 401(a)(9) of the Code that were issued on April 17, 2002 The Benefit Commencement Date with respect to any benefit payable pursuant to Section 10.02 shall be no later than December 31 of the year containing the fifth anniversary of the date of the Participant’s death.
Sec. 10.10 Domestic Relations Orders.
(a) Effect of QDROs. All benefits provided under this Plan are subject to the provisions of any QDRO in effect with respect to the Participant at the Participant’s Benefit Commencement Date, and are subject to diminution thereby.
(b) Determination of QDRO Status. Upon receipt of notification of any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments, or marital property rights of a spouse, former spouse, child, or other dependent of a Participant and which is made pursuant to a state domestic relations law (including a community property law) (herein referred to as a “domestic relations order”), the Benefits Committee shall (a) notify the Participant and any prospective Alternate Payee named in the order of the receipt and date of receipt of such domestic relations order and of the Plan’s procedures for determining the status of the domestic relations order as a QDRO, and (b) within a reasonable period after receipt of such order, determine whether it constitutes a QDRO.
(c) Determination Period. During any period in which the issue of whether a domestic relations order is a QDRO is being determined (by the Benefits Committee, by a court of competent jurisdiction, or otherwise), the Benefits Committee shall segregate in a separate account in the Plan or in an escrow account held by a Trustee the amounts, if any, which would have been payable to the Alternate Payee during such period if the order had been determined to constitute a QDRO, provided that, if no payments would otherwise be made under the Plan to the Alternate Payee or to the Participant or a Beneficiary of the Participant while the status of the order as a QDRO is being determined, no segregation into a separate or escrow account shall be required. If a domestic relations order is determined to be a QDRO within eighteen (18) months of the date of its receipt by the Benefits Committee (or from the beginning of any other period during which the issue of its being a QDRO is being determined by the Benefits Committee), the Benefits Committee shall cause to be paid to the persons entitled thereto the amounts, if any, held in the separate or escrow account referred to above. If a domestic relations order is determined not to be a QDRO, or if the status of the domestic relations order as a QDRO is not finally resolved within such eighteen (18) month period, the Benefits Committee shall cause the separate or escrow account balance, with interest thereon, to be returned to the Participant’s credit, or to be paid to the person or persons to whom such amount would have been paid if there had been no such domestic relations order, whichever is appropriate. Any subsequent determination that such domestic relations order is a QDRO shall be prospective in effect only.
(d) Provisions Relating to Alternate Payees.
(1) None of the payments, benefits or rights of any Alternate Payee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Alternate Payee. No Alternate Payee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.
(2) Each Alternate Payee shall advise the Benefits Committee in writing of each change of his name, address or marital status, and of each change in the provisions of the QDRO or of any circumstance set forth therein which may be material to the Alternate Payee’s entitlement to benefits thereunder or the amount thereof. Until such written notice has been provided to the Benefits Committee, the Benefits Committee shall be (i) fully protected in not complying with, and in conducting the affairs of the Plan in a manner inconsistent with, the information set forth in notice, and (ii) required to act with respect to such notice prospectively only, and then only to the extent provided for in the QDRO. The Benefits Committee shall not be required to modify or reverse any payment, transaction or application of funds occurring before the receipt of any notice that would have affected such payment, transaction or application of funds, nor shall the Benefits Committee or any other party be liable for any such payment, transaction or application of funds.
(3) Except as specifically provided for in the QDRO, an Alternate Payee shall have no right to interfere with the exercise by the Participant or by any Beneficiary of their respective rights, privileges and obligations under the Plan.
(4) An Alternate Payee shall have the right to make a claim for any benefits awarded to the Alternate Payee pursuant to a QDRO, as provided in Article V.

(5) Any interest of an Alternate Payee in the Accounts of a Participant, other than an interest payable solely upon the Participant’s death pursuant to a QDRO which provides that the Alternate Payee shall be treated as the Participant’s surviving spouse, shall be separately accounted for by the Trustee in the name and for the benefit of the Alternate Payee.
(6) Notwithstanding anything in this Plan to the contrary, a QDRO may provide that any benefits of a Participant payable to an Alternate Payee that are separately accounted for shall be distributed immediately or at any other time specified in the order but not later than the latest date benefits would be payable to the Participant pursuant to this Article. If the order does not specify the time at which benefits shall be payable to the Alternate Payee, the Alternate Payee may elect, in writing on a form prescribed by the Benefits Committee to have benefits commence (A) in accordance with Section 10.01, 10.03 or 10.04 as of the earlier of (i) the Participant’s 50th birthday or (ii) the Participant’s termination from employment or as of any date thereafter that is not later than the latest date on which benefits would be payable to the Participant pursuant to such Sections or (B) in accordance with Section 10.02, but as of the Alternate Payee’s death; provided, however, that in the event the amount payable to the Alternate Payee under the QDRO does not exceed $5,000, such amount shall be paid to the Alternate Payee in a single sum as soon as practicable following the Benefits Committee’s receipt of the order and verification of its status as a QDRO.
(7) If a QDRO does not provide the form of distribution of benefits payable to an Alternate Payee, the Alternate Payee shall have the right to elect distribution in any form provided under the Plan with respect to the amounts assigned to the Alternate Payee, except that benefits may not be paid over a period exceeding the life expectancy of the Alternate Payee, determined as of the date of the first distribution.
(8) If the QDRO does not specify the Participant’s Accounts, or Investment Funds in which such Accounts are invested, from which amounts that are separately accounted for shall be paid to an Alternate Payee, such amounts shall be distributed, or segregated, from the Participant’s Accounts, and the Investment Funds in which such Accounts are invested (excluding any Loan Fund), on a pro rata basis, subject to section 72(m)(10) of the Code.
(9) An Alternate Payee shall not be permitted to (A) make any withdrawals under Section 10.06, (B) borrow money under any Participant loan provisions under the Plan, or (C) receive communications with respect to the Plan except as specifically provided by law or regulation.
(10) Unless a QDRO establishing a separate account for an Alternate Payee provides to the contrary, an Alternate Payee shall have the right to designate a Beneficiary, in the same manner as provided in Section 10.08 with respect to a Participant (except that no spousal consent shall be required), who shall receive benefits payable to an Alternate Payee which have not been distributed at the time of the Alternate Payee’s death. If the Alternate Payee does not designate a Beneficiary, or if the Beneficiary predeceases the Alternate Payee, benefits payable to the Alternate Payee which have not been distributed shall be paid to the Alternate Payee’s estate. Any death benefit payable to the Beneficiary of an Alternate Payee shall be paid in a single sum, as soon as administratively practicable after the Alternate Payee’s death, with or without the Beneficiary’s request for payment.
(11) Unless a QDRO establishing a separate account for an Alternate Payee provides to the contrary, an Alternate Payee shall have the right to direct the investment of any portion of a Participant’s Accounts payable to the Alternate Payee under such order in the same manner as provided in Article VIII with respect to a Participant, which amounts shall be separately accounted for by the Trustee in the Alternate Payee’s name.
(12) Unless a QDRO establishing a separate account for an Alternate Payee provides to the contrary, an Alternate Payee shall have the right to direct the Trustee as to the exercise of voting rights or tender offer response with respect to UGI Stock held in the UGI Stock Fund allocated to any portion of a Participant’s Accounts payable to the Alternate Payee under such order in the same manner as provided in Section 8.05 with respect to a Participant, which amounts shall be separately accounted for by the Trustee in the Alternate Payee’s name.
Sec. 10.11 Form of Benefit Payment. Except as provided in Section 10.12 or 10.13, all benefits payable under the Plan shall be paid in the form of a single-sum distribution. Such distribution shall be in the form of cash, provided that, to the extent a Participant’s interest under the Plan is invested in the UGI Fund pursuant to Article VIII, such Participant may elect to receive the distribution in the form of UGI Stock. Notwithstanding the foregoing, fractional shares of UGI Stock shall be payable in the form of cash.
Sec. 10.12 Form of Benefit Payment for Former Petrolane Participants.
(a) A Participant who was a member of the Petrolane Profit Sharing Plan may elect at any time during the period that begins ninety (90) days prior to his Benefit Commencement Date and ends on his Benefit Commencement Date, in accordance with procedures prescribed by the Benefits Committee, to have his Account balance as of July 15, 1993 paid in any form permitted under the Petrolane Profit Sharing Plan. If a Participant’s Benefit Commencement Date is less than ninety (90) days after the date on which the Participant notifies the Benefits Committee of his intent to begin receiving benefits, the election period shall end ninety (90) days after the date such notice is given, and benefit payments shall begin on the first day of the month coincident with or next following the end of such election period, with benefit payments made retroactively to the Participant’s Benefit Commencement Date.
(b) A Participant who does not establish to the satisfaction of the Benefits Committee that he has no Spouse on his Benefit Commencement Date may elect to receive an annuity under Section 10.12(b) other than a joint and survivor annuity with survivorship benefits of at least 50% with the Participant’s Spouse as contingent annuitant only if:
(1) (A) his Spouse (or the Spouse’s legal guardian if the Spouse is legally incompetent) executes a written instrument whereby such Spouse (i) consents not to receive the joint and survivor annuity, consents to the specific optional mode elected by the Participant or to the Participant’s right to choose any optional mode without any further consent by the Spouse; (iii) if applicable, consents either to the specific beneficiary or beneficiaries designated by the Participant pursuant to his election of an optional mode or to the Participant’s right to designate any beneficiary or beneficiaries without further consent by the Spouse; and (iv) consents not to receive the qualified pre-retirement survivor annuity described below and
(2) such instrument acknowledges the effect of the election to which the Spouse’s consent is being given and is witnessed by a Plan representative or a notary public; or
(3) the Participant (A) establishes to the satisfaction of the Benefits Committee that his Spouse cannot be located, or (B) furnishes a court order to the Benefits Committee establishing that the Participant is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order pertaining to such Participant provides that the Spouse’s consent must be obtained; or
(4) the Spouse has previously given consent in accordance with this Section and consented to the Participant’s right to choose any optional mode and to designate any beneficiary without further consent by the Spouse.
The consent of a Spouse in accordance with this Section 10.12(b) shall not be effective with respect to other Spouses of the Participant prior to the Participant’s Benefit Commencement Date, and an election to which Paragraph (2) of this Section 10.12(b) applies shall become void if the circumstances causing the consent of the Spouse not to be required no longer exist prior to the Participant’s Benefit Commencement Date. A Participant who has made an election in accordance with this Section 10.12(b) shall not be eligible to receive a loan under Article XI or make a withdrawal under Section 10.06.
(c) A Participant may revoke an election under Section 10.12(b). Such revocation may be made at any time during the election period in which such election can be made. Such revocation shall not void any prospectively effective consent given by his Spouse in connection with the revoked election.
(d) If a Participant’s Spouse or other designated beneficiary dies before the Participant’s Benefit Commencement Date, but after an election of a joint and survivor annuity has been made hereunder, the election shall be automatically revoked. Any annuity contracts purchased by the Benefits Committee to provide a joint and survivor annuity shall so provide.
(e) The Benefits Committee shall supply to each Participant who makes an election under Section 10.12(b), no less than thirty (30) days and no more than ninety (90) days before such Participant’s Benefit Commencement Date, written information relating to (1) his right to defer distribution; (2) the terms and conditions of each optional mode of payment, including information explaining the relative values of each mode of benefit, in accordance with applicable governmental regulations under section 401(a)(11) of the Code; (3) the Participant’s right to elect an optional mode of payment and the effect of such an election; (3) the rights of the Participant’s Spouse with respect to the Participant’s election of certain optional modes of payment; and (4) the Participant’s right to revoke an election to receive an optional mode of payment and the effect of such revocation. Notwithstanding the foregoing, the Participant’s Benefit Commencement Date may be less than thirty (30) days after the explanation described in this Section is provided if (I) the Participant is given notice of his right to a thirty (30)-day period in which to consider whether to (i) waive the normal form of benefit and elect an optional form and (ii) to the extent applicable, consent to the distribution; (II) the Participant affirmatively elects a distribution and a form of benefit and the Spouse, if necessary, consents to the form of benefit elected; (III) the Participant is permitted to revoke his affirmative election at any time prior to his Benefit Commencement Date or, if later, the expiration of a seven (7)-day period beginning on the day after the explanation described in this Section is provided to the Participant; (IV) the Benefit Commencement Date is after the date the explanation described in this Section is provided to the Participant; and (V) distribution to the Participant does not commence before the expiration of the seven (7)-day period described in clause (III) above.
The Benefits Committee shall also provide to each Participant who elects an optional life annuity form, at the time he makes such election, a written explanation relating to (1) the terms and conditions of the qualified pre-retirement survivor annuity; (2) the Participant’s and the Spouse’s rights to waive such annuity and the effect of such waiver; and (3) the rights of the Participant’s Spouse with respect to the Participant’s waiver of such annuity; and (4) the Participant’s right to revoke a waiver of such annuity and the effect of such revocation.
(f) If a married Participant dies before his Benefit Commencement Date but after electing an annuity under Section 10.12(b), payment shall be made in the form of a qualified pre-retirement survivor annuity, unless the Spouse elects to receive a single-sum distribution or has waived the qualified pre-retirement survivor annuity, in accordance with procedures established by the Benefits Committee.
(g) For purposes of this Section 10.12, a “qualified pre-retirement survivor annuity” means, with respect to a Participant who has a Spouse on the date of his death, who has elected an optional life annuity form prior to his death and who dies before his Benefit Commencement Date, an annuity for the life of the Participant’s Spouse that is the actuarial equivalent of the Participant’s nonforfeitable interest in his Account as of the date of his death. Such annuity may commence at any time following the date of the Participant’s death, as elected in writing by the Spouse, but not later than December 31 of the calendar year in which the Participant would have attained Age 70 1/2.
Sec. 10.13 Payment of Pension Account and Predecessor Pension Rollover Account.
(a) Automatic Form of Payment.
(1) Married Participants. If the Participant is married on his Benefit Commencement Date, the Participant’s Pension Account and Predecessor Pension Rollover Account shall be paid in the form of an annuity for the joint lives of the Participant and his Spouse with a periodic benefit payable after the death of the Participant to the Spouse equal to 100% or 50%, as elected by the Participant, of the periodic benefit payable to the Participant during his lifetime, if such Spouse survives the Participant, unless such Participant elects another form of payment in the manner described below. If the Participant makes no election, the survivor percentage shall be 50%.
(2) Unmarried Participants. If the Participant is not married on his Benefit Commencement Date, the Participant’s Pension Account and Predecessor Pension Rollover Account shall be paid in the form of an annuity for the life of the Participant only, unless he elects another form of payment in the manner described below.

(3) Small Benefits. Notwithstanding any provisions of the Plan to the contrary, the Participant’s Pension Account and Predecessor Pension Rollover Account shall be paid in a single sum if, as of the Benefit Commencement Date, the total value of the Participant’s Account is $5,000.
(b) Optional Forms of Payment. A Participant who is not subject to the provisions of Section 10.13(a)(3) above may elect, in writing, to have his Pension Account and Predecessor Pension Rollover Account paid to him in accordance with one or more of the following:
(1) in a single sum payment in cash or property;
(2) in an annuity for the life of the Participant;
(3) in substantially equal quarterly installments over a five (5) or ten (10) year period, as elected by the Participant; provided, however, that the period selected shall not exceed the life expectancy of the Participant or the joint and last survivor life expectancy of the Participant and his designated Beneficiary; or
(4) in an annuity for the joint lives of the Participant and his Beneficiary with a periodic benefit payable after the death of the Participant to the Beneficiary equal to 50% or 75% or 100%, as elected by the Participant, of the periodic benefit payable to the Participant during his lifetime.
(c) Spousal Consent Requirement. A Participant described in this Section 10.13(c) who does not establish to the satisfaction of the Benefits Committee that he has no Spouse on his Benefit Commencement Date may elect to receive a form of benefit other than the automatic form applicable to the Participant only if his Spouse (or the Spouse’s legal guardian if the Spouse is legally incompetent) consents, in the manner described in Section 10.08(c), not to receive the automatic form of payment described in Section 10.13(a) and to the specific alternative form elected by the Participant, or to the Participant’s right to choose any alternative form without any further consent by the Spouse, or the Spouse’s consent is not required for the reason specified in Section 10.08(a)(ii) or (iii).
(d) Revocation of Election. A Participant may revoke an election to waive the automatic form of payment described in Section 10.13 (a). Such revocation may be made at any time during the election period in which such election can be made. Such revocation shall not void any prospectively effective consent given by his Spouse in connection with the revoked election.
(e) Explanations to Participants. Each Participant described in this Section 10.13 shall receive, no less than thirty (30) days and no more than ninety (90) days before the date his benefits are to begin, a written explanation of:
(1) the terms and conditions of the automatic form of payment and each alternative form of payment available to the Participant, including information explaining the relative values of each form of payment;

(2) the Participant’s right to waive the automatic form of payment and the effect of such waiver;
(3) the rights of the Participant’s Spouse with respect to such waiver; and
(4) the right to revoke an election to receive an alternative form of payment and the effect of such revocation.
Notwithstanding the foregoing, the Participant’s Benefit Commencement Date may be less than 30 days after the explanation described in this Section is provided if (I) the Participant is given notice of his right to a 30-day period in which to consider whether to (i) waive the normal form of benefit and elect an optional form and (ii) to the extent applicable, consent to the distribution; (II) the Participant affirmatively elects a distribution and a form of benefit and the Spouse, if necessary, consents to the form of benefit elected; (III) the Participant is permitted to revoke his affirmative election at any time prior to his Benefit Commencement Date or, if later, the expiration of a seven (7)-day period beginning on the day after the explanation described in this Section is provided to the Participant; (IV) the Benefit Commencement Date is after the date the explanation described in this Section is provided to the Participant; and (V) distribution to the Participant does not commence before the expiration of the seven (7)-day period described in clause (III) above.
(f) Death Benefits from the Pension Account and Predecessor Pension Rollover Account.
(1) If the Participant dies after his Benefit Commencement Date, death benefits, if any, from the Participant’s Pension Account and Predecessor Pension Rollover Account shall be determined by the form of payment in effect for the Participant at the time of his death; provided, however, that if the Participant was receiving, at the time of his death, installments under Section 10.13(b)(3), the Beneficiary may elect to receive the death benefit in the form of a single sum.
(2) If the Participant dies before his Benefit Commencement Date and his Spouse is the Beneficiary with respect to all or a portion of his Pension Account or Predecessor Pension Rollover Account, death benefits payable from his Pension Account and Predecessor Pension Rollover Account to his surviving Spouse shall be paid in the form of life annuity for the Spouse, unless the Spouse or Participant elects, in writing in the manner prescribed by the Benefits Committee, to receive a single sum.
(3) If the Participant dies before his Benefit Commencement Date and has designated a Beneficiary other than his Spouse for all or a portion of his Pension Account or Predecessor Pension Rollover Account, death benefits payable from his Pension Account and Predecessor Pension Rollover Account to such Beneficiary shall be paid, in the form of a single sum.
(4) Notwithstanding any provisions of the Plan to the contrary, if the Participant dies before his Benefit Commencement Date and the total value of the Participant’s

Account is $5,000 or less, the Participant’s Pension Account and Predecessor Pension Rollover Account shall be paid in a single sum.
Sec. 10.14 Transfers to Other Plans.
(a) Transfer to Plan of Affiliated Company. Upon becoming eligible to participate in another tax-qualified savings plan maintained by an Affiliated Company, a former Participant shall have his benefit hereunder transferred to such other plan; provided, however, that such transfer shall not violate the provisions of section 411(d)(6) or 401(k) of the Code; and further provided, however, that the Participant’s Accounts under the Plan are invested, prior to the transfer, in Investment Funds comparably constituted to those which are available under the tax-qualified savings plan to which such Accounts shall be transferred. Except as otherwise required by section 411(d)(6) or 401(k) of the Code or regulations issued thereunder, a transferred benefit shall be payable pursuant to the terms of such other plan and shall not be payable hereunder.
(b) Optional Direct Rollovers. In the event any payment or payments to be made under the Plan to a Participant, a Beneficiary who is the surviving spouse of a Participant, or an Alternate Payee who is the former spouse or spouse of a Participant, would constitute an ‘eligible rollover distribution,’ such individual may request that such payment or payments be transferred in a direct rollover from the Trust to the trustee or custodian of an ‘eligible retirement plan.’ Any such request shall be made in accordance with procedures prescribed by the Benefits Committee for such purpose, at such time in advance as the Benefits Committee may specify.
For purposes of this Section 10.14(b),
(1) eligible rollover distribution shall mean a distribution from the Plan, excluding (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) over the life (or life expectancy) of the individual, the joint lives (or life expectancies) of the individual and individual’s designated Beneficiary, or a specified period of ten (10) or more years, (B) any distribution to the extent such distribution is required under section 401(a)(9) of the Code, or (C) any hardship distribution; and
(2) “eligible retirement plan” shall mean (A) an individual retirement account described in section 408(a) of the Code, (B) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract), (C) an annuity plan described in section 403(a) of the Code, (D) a qualified plan the terms of which permit the acceptance of rollover distributions, (E) an eligible deferred compensation plan described in section 457(b) of the Code that is maintained by an eligible employer described in section 457(e)(i)(A) of the Code that shall separately account for the distribution, or (F), an annuity contract described in section 403(b) of the Code. The portion of any eligible rollover distribution that consists of after-tax employee contributions only may be paid to any eligible retirement plan described in (A) or (B), a qualified plan described in (C) or (D) or a plan described in (F) that separately accounts for the amounts transferred and earnings on such amounts.
Effective January 1, 2008, a “qualified rollover contribution” as described in section 408A(e) of the Code may be made from the Plan to a Roth IRA in a direct rollover subject to the rules and provisions set forth in section 408A(e) of the Code and any regulations issued thereunder.

(c) Non-Spouse Beneficiary Rollover. Effective January 1, 2009, any distribution of benefits to the Beneficiary of a deceased Participant who is not the surviving spouse of the Participant may be transferred in a rollover to an individual retirement account or annuity under section 408(a) or (b) of the Code established for the purpose of receiving such distribution, which will be treated as an inherited IRA pursuant to the provisions of section 402(c)(11) of the Code, if such distribution otherwise meets the requirements set forth in subsection (b) above. Such direct rollover of a distribution by a nonspouse Beneficiary shall be treated as an eligible rollover distribution only for purposes of section 402(c) of the Code.
Sec. 10.15 Post Distributions Credits. In the event that, after the payment of a single-sum distribution under this Plan (other than an in-service benefit distribution), there shall remain in the Participant’s Account any funds, or any funds shall be subsequently credited to such Account, such additional funds, to the extent vested, shall be paid to the Participant or applied for the Participant’s Account as promptly as practicable.

ARTICLE XI
PARTICIPANT LOANS
Sec. 11.01 In General.
(a) Permissibility. Loans to Participants who are parties in interest as defined in ERISA shall be allowed if, and only if, the Benefits Committee determines that such loans are to be made. The determination as to whether or not Participant loans are to be allowed shall be completely within the discretion of the Benefits Committee. The Benefits Committee shall have the right to require any applicant for a Participant loan to secure the written consent of any party for whose benefit there exists a QDRO in respect to the Participant’s interest under the Plan.
(b) Application. Subject to such uniform and nondiscriminatory rules as may from time to time be adopted by the Benefits Committee, the Trustee, upon application by such Participant on forms approved by the Benefits Committee, may make a loan or loans to such applicant. As an alternative to a written application, to the extent permitted by the Trustee, each Participant may apply by telephone for a loan. No Participant shall be permitted to have more than two (2) loans outstanding at any time.
(c) Limitation on Amount. Loans shall be permissible only from a Participant’s Rollover/Dollar Builder Account and Salary Deferral Account. Loans shall be at least $1,000 in amount and in no event shall total loans exceed the lesser of (1) 50% of the total balance credited to such Participant’s Rollover/Dollar Builder Account, After-Tax Rollover Account, and Salary Deferral Account, less the amount of all loans outstanding at the time the new loan is to be made, or (2) $50,000, less the excess of the highest outstanding balance of all loans during the one-year period ending on the day before the date on which the loan is made over the outstanding balance of loans made to the Participant on the date such loan is made. Loans under any other qualified plan sponsored by the Employer shall be aggregated with loans under the Plan in determining whether or not the limitation stated herein has been exceeded.
(d) Equality of Borrowing Opportunity. Loans shall be available to all Participants and Beneficiaries who are parties in interest on a reasonably equivalent basis, provided, however, that the Trustee may make reasonable distinctions among prospective borrowers on the basis of credit worthiness. Subject to considerations relating to a Participant’s credit worthiness and ability or deemed ability to repay the loan, loans shall not be made available to Participants or Beneficiaries who are or were Highly Compensated Employees in an amount (when calculated as a percentage of the borrower’s Salary Deferral Account, Rollover/Dollar Builder Account and After-Tax Rollover Account under the Plan) greater than the amount (similarly calculated) available to other Participants. In addition, loans shall not be made to the extent the Benefits Committee determines, in accordance with the provisions of Section 10.06(c), that the loan is requested on account of an immediate and heavy financial need of the Participant, the loan is necessary to satisfy such financial need, and the amount necessary to satisfy such financial need exceeds the limitations of Section 11.01(c).

Sec. 11.02 Loans as Trust Fund Investments. All loans shall be considered as fixed income investments of a segregated account of the Trust Fund directed by the borrower. Accordingly, the following conditions shall prevail with respect to each such loan:
(a) Security. All loans shall be secured by the pledge of one-half of the Participant’s or Beneficiary’s entire interest in the Trust Fund, and by the pledge of such further collateral as the Benefits Committee, in its discretion, deems necessary to assure repayment of the borrowed amount and all interest to be accrued thereon in accordance with the terms of the loan.
(b) Interest Rate. Interest shall be charged at a rate fixed in accordance with procedures established by the Benefits Committee.
(c) Loan Term. Loans shall be for terms not to exceed five (5) years, except that loans taken for the purpose of acquiring any dwelling unit which is to be used as a principal residence of the Participant may be for periods longer than five (5) years, but not longer than 10 years. Loans shall be for terms of up to five (5) years; provided, however, that if the Participant is absent due to Qualified Military Service, loan payments shall be suspended during such absence and shall resume following the completion of the period of Qualified Military Service. Any such resumed payments shall be made, following the period of Qualified Military Service, at least as frequently as, and in an amount not less than, the original loan payments. In the event of Qualified Military Service, the terms of the loan may be a period not to exceed the original term of the loan plus the period of Qualified Military Service. To the extent that a Participant or Beneficiary becomes entitled to the payment of benefits under Section 10.01, 10.02, 10.03, or 10.04, the outstanding balance of any loans shall become immediately due and payable and the Participant or Beneficiary may satisfy the loan by paying the outstanding balance in full. To the extent the outstanding balance is not repaid, the amount of any outstanding loan shall be deducted from the vested portion of the Participant’s Account before any benefit is distributed. In the case of a benefit which becomes payable to the Participant or a Beneficiary pursuant to Section 10.01, 10.02, 10.03 or 10.04, the deduction described in the preceding sentence shall occur on the earliest date on which the Participant or Beneficiary could receive payment of such benefit, had the proper application been filed or election been made, regardless of whether or not payment is actually made. Loans shall be non-renewable and non-extendable.
(d) Default and Remedies. If not paid as and when due, any such outstanding loan or loans may be deducted from any benefit which is or becomes payable to the borrower or his Beneficiary, and any other security pledged shall be sold by the Trustee at public or private sale as soon as is practicable after such default. The proceeds of any sale shall first be applied to pay the expenses of conducting the sale, including reasonable attorneys’ fees, and then to pay any sums due from the borrower to the Trust Fund, with such payment to be applied first to accrued interest and then to principal. The Participant shall remain liable for any deficiency, and any surplus remaining shall be paid to the Participant.
(e) Loan Statement. Every Participant or Beneficiary receiving a loan hereunder will receive a statement from the Benefits Committee clearly reflecting the charges involved in each transaction, including the dollar amount and annual interest rate of the finance charges. The statement will provide all information required to meet applicable “truth-in-lending” laws.
(f) Restriction on Loans. The Benefits Committee will not approve any loan if it is the belief of the Benefits Committee that such loan, if made, would constitute a prohibited transaction (within the meaning of section 406 of ERISA or section 4975(c) of the Code), would constitute a distribution taxable for Federal income tax purposes, or would imperil the status of the Plan or any part thereof under section 401(k) of the Code.
(g) Prepayment. Loans may be prepaid in full at any time without penalty, but no such prepayment shall be accepted unless it is a payment of the balance of all the outstanding loans or the balance of either one of the outstanding loans.
(h) Repayment. Loan repayments to the Plan by the Participant shall be invested in the Investment Funds on the basis of the Participant’s current investment election under Section 8.02, or the Participant’s most recent investment election if no investment election is currently in effect, unless the Participant elects otherwise in accordance with rules prescribed by the Benefits Committee.
(i) Loan Fees. Fees properly chargeable in connection with a loan may be charged, in accordance with a uniform and nondiscriminatory policy established by the Benefits Committee, against the Account of the Participant to whom the loan is granted.
(j) Loan Transfer. Any individual who is an active participant in the PPL Subsidiary Savings Plan (the “PPL Savings Plan”) and who becomes a Participant in this Plan as of October 1, 2008 pursuant to the consummation of certain transactions by and between UGI Utilities, Inc., PPL Corporation, and UGI Central Penn Gas, Inc. may elect to have the amount of any outstanding loan balance under the PPL Savings Plan as of October 1, 2008 transferred to the Plan. Such loan balance shall become an asset of this Plan and the terms and conditions of such loan shall be enforced under the Plan. Repayment of such loan shall be made by the Participant to the Participant’s Account under the Plan and all defaults and remedies incident to the loan shall be determined under the Plan. Any loan balance so transferred shall count as an outstanding loan for purposes of determining the loan maximum described in Section 11.01(b).
Sec. 11.03 Loans from All Star Gas Savings Plan. Effective as of February 1, 2008, any loan that a Participant initiated under the terms of the All Star Gas Savings Plan and that has not been paid in full as of such date shall be held by the Plan. The terms and conditions of the loan provisions of the All Star Gas Savings Plan shall continue to apply to such loan until repaid in full. Any such loan shall count as an outstanding loan for purposes of the limitations set forth in Section 11.01(b) regarding the maximum number of outstanding loans a Participant my have at any time.

ARTICLE XII
PROVISIONS RELATING TO TOP-HEAVY PLANS
Sec. 12.01 Determination of Top-Heavy Status. The Plan shall be deemed “top-heavy” as to any Plan Year if, as of the Determination Date with respect to such Plan Year, either of the following conditions are met:
(a) The Plan is not part of an Aggregation Group and the Key Employee Ratio under the Plan exceeds sixty percent (60%), or
(b) The Plan is part of an Aggregation Group, and the Key Employee Ratio of such Aggregation Group exceeds sixty percent (60%).
The Plan shall be deemed “super top-heavy” as to any Plan Year if, as of the Determination Date with respect to such Plan Year, the conditions of subsections (a) or (b) hereof are met with “ninety percent (90%)” substituted for “sixty percent (60%)” therein.
Sec. 12.02 Top-Heavy Plan Minimum Allocation.
(a) General Rule. The aggregate allocation made under Sections 6.01, 6.02, 6.03 and 6.04 of the Plan to the Account of each Active Participant who is a Non-key Employee for any Plan Year in which the Plan is a Top-Heavy Plan and who remained in the employ of the Employer or an Affiliated Company through the end of such Plan Year (whether or not in the status of Employee) shall be not less than the lesser of:
(1) Three percent (3%) of the Statutory Compensation of each such Participant for such Plan Year; or
(2) The percentage of such Statutory Compensation so allocated under Sections 6.01, 6.02, 6.03 and 6.04 to the Account of the Key Employee for whom such percentage is the highest for such Plan Year.
Each Non-Key Employee shall receive a minimum contribution if the Active Participant has not separated from service at the end of the Plan Year regardless of (i) whether the Non-Key Employee has less than 1,000 Hours of Service, (ii) the level of his Compensation and (iii) whether has made mandatory contributions to a Plan that generally requires such contributions. If any person who is an Active Participant in the Plan is a Participant under any defined benefit pension plan qualified under section 401(a) of the Code sponsored by the Employer or an Affiliated Company, there shall be substituted “Four percent (4%)” for “Three percent (3%)” in subparagraph (1) above. For the purposes of determining whether or not the provisions of this section have been satisfied, (i) contributions or benefits under chapter 2 of the Code (relating to tax on self-employment income), chapter 21 of the Code (relating to Federal Insurance Contributions Act), title II of the Social Security Act, or any other Federal or state law are disregarded; and (ii) all defined contribution plans in the Aggregation Group shall be treated as a single plan. For the purposes of determining whether or not the requirements of this Section have been satisfied, contributions allocable to the account of the Participant under any other qualified defined contribution plan that is part of the Aggregation Group shall be deemed to be contributions made under the Plan, and, to the extent thereof, no duplication of such contributions shall be required hereunder solely by reason of this Section. Subparagraph (2) above shall not apply in any Plan Year in which the Plan is part of an Aggregation Group containing a defined benefit pension plan (or a combination of such defined benefit pension plans) if the Plan enables a defined benefit pension plan required to be included in such Aggregation Group to satisfy the requirements of either section 401(a)(4) or section 410 of the Code.
(b) Exceptions to the General Rule. The provisions of Subsection (a) above shall not apply to any Participant for a Plan Year if, with respect to that Plan Year:
(1) such Participant was an active participant in a qualified defined benefit pension plan sponsored by the Employer or by an Affiliated Company under which plan the Participant’s accrued benefit is not less than the minimum accrued pension benefit that would be required under section 416(c)(1) of the Code, treating such defined benefit pension plan as a Top-Heavy Plan and treating all such defined benefit pension plans as constitute an Aggregation Group as a single plan; or
(2) such Participant was an active participant in a qualified defined contribution plan sponsored by the Employer or by an Affiliated Company under which plan the amount of the employer contribution allocable to the account of the Participant for the accrual computation period of such plan ending with or within the Accrual Computation Period, exclusive of amounts by which the Participant’s compensation was reduced pursuant to a salary reduction agreement or similar arrangement, is not less than the contribution allocation that would be required under section 416(c)(2) of the Code under this Plan.
Sec. 12.03 Top-Heavy Vesting Schedule.
(a) In the event that the Plan is or becomes a Top-Heavy Plan, the Participant’s vested interest in his Matching Contribution Account, Pension Account and Profit Sharing Account shall be determined under the vesting schedule set forth in Section 9.02 or under the following vesting schedule, whichever results in the Participant having a larger vested interest.

Participant’s Years of Service	Vested Percentage
Less than 2	0%
At least 2, but fewer than 3	20%
At least 3, but fewer than 4	40%
At least 4, but fewer than 5	60%
At least 5, but fewer than 6	80%
6 or more	100%

ARTICLE XIII
BENEFITS COMMITTEE
Sec. 13.01 Appointment and Tenure. The Benefits Committee shall consist of a committee of one (1) or more persons who shall serve at the pleasure of the President of the Company, subject to the approval of the Compensation, Management Development and Compensation/Pension Committee. Any committee member may resign by delivering his written resignation to the Company. Vacancies arising by the death, resignation or removal of a committee member shall be filled by the President of the Company, subject to the approval of the Compensation, Management Development and Compensation/Pension Committee. If the President of the Company fails to act, and in any event, until the President of the Company so acts, the remaining members of the committee may appoint an interim committee member to fill any vacancy occurring on the committee. If no person has been appointed to the committee, or if no person remains on the committee, the Company shall be deemed to be the Benefits Committee.
Sec. 13.02 Meetings; Majority Rule. Any and all acts of the Benefits Committee taken at a meeting shall be by a majority of all members of the committee. The Benefits Committee may act by vote taken in a meeting (at which a majority of members shall constitute a quorum) if all members of the committee have been given at least five (5) days’ written notice (or twenty-four (24) hours notice by telephone) of such meeting or have waived notice. The Benefits Committee may also act by unanimous consent in writing without the formality of convening a meeting.
Sec. 13.03 Delegation. The Benefits Committee may, by written majority decision, delegate to each or any one of its number, or to any other duly appointed designee, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the committee, even though he alone may sign any document required by third parties.
The President shall appoint the Chairperson of the Benefits Committee. The Chairperson shall preside at all meetings of the committee or shall delegate such responsibility to another committee member. The committee shall elect one person to serve as Secretary to the committee. All third parties may rely on any communication signed by the Secretary, acting as such, as an official communication from the Benefits Committee.
Sec. 13.04 Authority and Responsibility of the Benefits Committee. The Benefits Committee shall be the Plan “administrator” as such term is defined in section 3(16) of ERISA, and as such shall have the following duties and responsibilities:
(a) to maintain and preserve records relating to Plan Participants, former Participants, and their Beneficiaries;
(b) to prepare and furnish to Participants all information and notices required under Federal law or the provisions of this Plan;

(c) to prepare and file or publish with the Secretary of Labor, the Secretary of the Treasury, their delegates and all other appropriate government officials all reports and other information required under law to be so filed or published;
(d) to provide directions to the Trustee with respect to the purchase of life insurance, methods of benefit payment, valuations at dates other than regular Valuation Dates and on all other matters where called for in the Plan or requested by the Trustee;
(e) to determine all questions regarding eligibility of employees and the rights of Participants, Beneficiaries, and Alternate Payees, to make factual determinations, to construe the provisions of the Plan, to correct defects therein and to supply omissions thereto;
(f) to engage assistants and professional advisers;
(g) to arrange for bonding, if required by law;
(h) to provide procedures for determination of claims for benefits;
(i) to determine whether any domestic relations order constitutes a QDRO (as defined in Section 10.10) and to take such action as the Benefits Committee deems appropriate in light of such domestic relations order;
(j) to make such determinations as are required pursuant to the provisions of Sections 10.06 and 10.07 hereof;
(k) to retain records on elections and waivers by Participants, their spouses and their Beneficiaries, all as further set forth herein; and
(l) to establish or amend procedures relating to the administration of the Plan, including but not limited to QDRO and loan procedures.
Sec. 13.05 Reporting and Disclosure. The Benefits Committee shall keep all individual and group records relating to Plan Participants and Beneficiaries, and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Employer and to each Participant and Beneficiary for examination during normal business hours except that a Participant or Beneficiary shall examine only such records as pertain exclusively to the examining Participant or Beneficiary and those records and documents relating to all Participants generally. The Benefits Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder. This provision shall not be construed as imposing upon the Benefits Committee the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved or filed by the Trustee or by any other Named Fiduciary to whom such responsibilities are delegated by law or by this Plan.
Sec. 13.06 Construction of the Plan. The Benefits Committee shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Benefits Committee shall have full discretionary power and authority to make factual determinations, to interpret the Plan, to make benefit eligibility determinations, and to determine all questions arising in the administration, interpretation and application of the Plan. The Benefits Committee shall correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. All such determinations, corrections, reconciliations, interpretations and completions of Plan provisions shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary with respect to denied claims for benefits.
Sec. 13.07 Engagement of Assistants and Advisers. The Benefits Committee shall have the right to hire, at the expense of the Trust Fund, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to:
(a) investment managers and/or advisers;
(b) accountants;
(c) actuaries;
(d) attorneys;
(e) consultants;
(f) clerical and office personnel; and
(g) medical practitioners.
The expenses incurred by the Benefits Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Trust Fund at the direction of the Benefits Committee. The Employer shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and by so doing, to relieve the Trust Fund from the obligation of bearing such expenses. Payment of any such expenses by the Employer on any occasion shall not bind the Employer to thereafter pay any similar expenses.
Sec. 13.08 Bonding. The Benefits Committee shall arrange for such bonding as is required by law, but no bonding in excess of the amount required by law shall be considered required by the Plan.
Sec. 13.09 Compensation of the Benefits Committee. The Benefits Committee shall serve without compensation for its services as such, but all expenses of the Benefits Committee shall be paid or reimbursed by the Employer, and if not so paid or reimbursed, shall be proper charges to the Trust Fund and shall be paid therefrom.
Sec. 13.10 Indemnification of the Benefits Committee. Each member of the committee constituting the Benefits Committee shall be indemnified by the Company against costs, expenses and liabilities (other than amounts paid in settlement to which the Company does not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of his service as Benefits Committee except in relation to matters as to which he shall be adjudged in such action to be personally guilty of negligence or willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the committee member may be entitled pursuant to the bylaws of the Company. Service on the committee as a Benefits Committee shall be deemed in partial fulfillment of the committee member’s function as an employee, officer and/or director of the Company, if he serves in that capacity as well as in the role of committee member.

ARTICLE XIV
ALLOCATION AND DELEGATION OF AUTHORITY
Sec. 14.01 Authority and Responsibilities of the Board of Directors. The Board of Directors, acting directly or through a committee of its members, shall serve as a “Named Fiduciary” having the following (and only the following) authority and responsibility:
(a) to establish, and communicate to the Trustee through the Benefits Committee, a funding policy for the Plan;
(b) to appoint the Trustee and to monitor its performances; and
(c) to appoint an Investment Manager (or to refrain from such appointment), to monitor the performance of the Investment Manager so appointed, and to terminate such appointment (more than one Investment Manager may be appointed and in office at any time pursuant hereto).
Sec. 14.02 Authority and Responsibilities of the Benefits Committee. The Benefits Committee shall have the authority and responsibilities imposed by Article XIV hereof. With respect to the said authority and responsibility, the Benefits Committee shall be a “Named Fiduciary,” and as such, shall have no authority and responsibility other than as granted in the Plan, or as imposed by law.
Sec. 14.03 Authority and Responsibilities of the Trustee. The Trustee shall have the powers and duties set forth in the Trust Agreement.
Sec. 14.04 Limitations on Obligations of Named Fiduciaries. No Named Fiduciary shall have authority or responsibility to deal with matters other than as delegated to it under this Plan, under the Trust Agreement, or by operation of law. A Named Fiduciary shall not in any event be liable for breach of fiduciary responsibility or obligation by another fiduciary (including Named Fiduciaries) if the responsibility or authority of the act or omission deemed to be a breach was not within the scope of the said Named Fiduciary’s authority or delegated responsibility.

ARTICLE XV
CLAIMS PROCEDURES
Sec. 15.01 Claims Procedures. The Committee shall establish reasonable claims and procedures that comply with ERISA and communicate such claims and appeals procedures to Participants, Beneficiaries and Alternate Payees.

ARTICLE XVI
AMENDMENT AND TERMINATION
Sec. 16.01 Amendment. The provisions of the Plan may be amended at any time and from time to time by the Company, provided, however, that:
(a) No amendment shall increase the duties or liabilities of the Benefits Committee or of the Trustee without the consent of that party;
(b) No amendment shall deprive any Participant or Beneficiary of any of the benefits to which he is entitled under the Plan with respect to contributions previously made, decrease the balance in any Participant’s Account, or result in the elimination or reduction of a benefit “protected” under section 411(d)(6) of the Code;
(c) No amendment shall provide for the use of funds or assets held to provide benefits under the Plan other than for the benefit of Participants and their Beneficiaries or to meet the administrative expenses of the Plan, except as may be specifically authorized by statute or regulation.
Each amendment shall be approved by the Board of Directors by resolution or by written instrument executed by its duly appointed delegatee. Notwithstanding the foregoing, the Benefits Committee may adopt any amendment to the Plan as it shall deem necessary or appropriate to maintain compliance with current law or regulation, to correct errors or omissions in the Plan document or to facilitate the administration of the Plan.
Each Employer, by its adoption of the Plan, delegates to the Board of Directors, or its duly appointed delegatee, the full power and authority to amend the Plan as aforesaid, in its stead and on its behalf.
Sec. 16.02 Plan Termination.
(a) Right Reserved. While it is the Company’s intention to continue the Plan indefinitely in operation, the right is, nevertheless, reserved to terminate the Plan in whole or in part, by or pursuant to formal action taken by the Board of Directors. Whole or partial termination of the Plan shall result in full and immediate vesting in each affected Participant of the entire amount standing to his credit in his Account, and there shall not thereafter be any forfeitures with respect to any such affected Participant for any reason. Plan termination shall be effective as of the date specified by resolution of the Board of Directors, subject, however, to the provisions of Section 16.04 hereof.
(b) Effect on Participants. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under the Plan, no termination shall cause any part of the funds or assets held to provide benefits under the Plan to be used other than for the benefit of Participants, Beneficiaries and Alternate Payees or to meet the administrative expenses of the Plan. Upon termination of the Plan, Accounts shall be distributed in accordance with applicable law.

Sec. 16.03 Complete Discontinuance of Employer Contributions. While it is the Company’s intention to make substantial and recurrent contributions to the Trust Fund pursuant to the provisions of the Plan, the right is, nevertheless, reserved to at any time completely discontinue Employer contributions. Such complete discontinuance shall be established by resolution of the Board of Directors and shall have the effect of a termination of the Plan, as set forth in Section 16.02, except that the Trustee shall not have the authority to dissolve the Trust Fund except upon adoption of a further resolution by the Board of Directors to the effect that the Plan is terminated and upon receipt from the Company of instructions to dissolve the Trust Fund pursuant to Section 16.02.
Sec. 16.04 Suspension of Employer Contributions. The Company shall have the right at any time, and from time to time, to suspend Employer contributions to the Trust Fund pursuant to the Plan. Such suspension shall have no effect on the operation of the Plan except as set forth below:
(a) If the Board of Directors determines by resolution that such suspension shall be permanent, a permanent discontinuance of contributions will be deemed to have occurred as of the date of such resolution or such earlier date as is therein specified.
(b) If such suspension becomes a plan termination, a complete discontinuance of contributions will be imputed. In such case, the permanent discontinuance, with resultant full vesting for all affected Participants, shall be deemed to have occurred on the earlier of:
(1) the date specified by resolution of the Board of Directors or established as a matter of equity by the Benefits Committee, or
(2) the last day of the first Plan Year for which no Employer contributions were made for that, or for any subsequent Plan Year.
Sec. 16.05 Mergers and Consolidations of Plans. In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall have a benefit in the surviving or transferee plan (determined as if such plan were then terminated immediately after such merger, consolidation or transfer) that is equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer in the Plan in which he was then a Participant (had such Plan been terminated at that time). For the purposes hereof, former Participants and Beneficiaries shall be considered Participants.

ARTICLE XVII
MISCELLANEOUS PROVISIONS
Sec. 17.01 Nonalienation of Benefits.
(a) Except as provided in Section 17.01(b), or pursuant to an order of a court of competent jurisdiction to the contrary, none of the payments, benefits or rights of any Participant or Beneficiary shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant or Beneficiary. Except as provided in Section 17.01(b), no Participant or Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary or Beneficiaries as hereinabove provided.
(b) Compliance with the provisions and conditions of (1) any QDRO pursuant to Section 10.10, (2) a federal tax levy made pursuant to section 6331 of the Code or (3) subject to the provisions of section 401(a)(13) of the Code, a judgement relating to the Participant’s conviction of a crime involving the Plan, or a judgment, order, decree or settlement agreement between the Participant and the Secretary of Labor or the Pension Benefit Guaranty Corporation relating to a violation (or an alleged violation) of part of subtitle B of title I of ERISA shall not be considered a violation of this provision.
Sec. 17.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Sec. 17.03 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Sec. 17.04 Heirs, Assigns and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant and Beneficiary, present and future and all persons for whose benefit there exists any QDRO (as defined in Section 10.10) with respect to any Participant (except that no successor to the Employer shall be considered a Plan sponsor unless that successor adopts the Plan).
Sec. 17.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Sec. 17.06 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

Sec. 17.07 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law, which shall otherwise control.
Sec. 17.08 Funding Policy. The Board of Directors, or a committee of its members, shall establish, and communicate through the Benefits Committee to the Trustee, a funding policy consistent with the objectives of the Plan and of the Trust Fund. Such policy will be in writing and shall have due regard for the emerging liquidity needs of the Trust Fund. Such funding policy shall also state the general investment objectives of the trusts and the philosophy upon which maintenance of the Plan is based.
Sec. 17.09 Title to Assets. No Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon termination of his employment or otherwise, except as provided from time to time under the Plan, and then only to the extent of the benefits payable under the Plan to such Participant or out of the assets of the Trust Fund. All payments of benefits as provided for in the Plan shall be made from the assets of the Trust Fund, and neither the Employer nor any other person shall be liable therefor in any manner.
Sec. 17.10 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Trustee, the Benefits Committee, the Employer and all other parties with respect thereto.
Sec. 17.11 Reliance on Data and Consents. The Employer, the Trustee, the Benefits Committee, all fiduciaries with respect to the Plan, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by the Participant and his or her Beneficiaries, including, without limitation, data with respect to age, health and marital status. Furthermore, the Employer, the Trustee, the Benefits Committee and all fiduciaries with respect to the Plan may reasonably rely on all consents, elections and designations filed with the Plan or those associated with the operation of the Plan and its corresponding trust by any Participant, the spouse of any Participant, any Beneficiary of any Participant, or the representatives of such persons without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants, spouses of Participants and Beneficiaries to advise the appropriate parties of any change in such data.
Sec. 17.12 Lost Payees. A benefit shall be deemed forfeited if the Benefits Committee is unable to locate a Participant, a spouse or a Beneficiary to whom payment is due, provided, however, that such benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited benefit.
Sec. 17.13 Deemed Acceptance of Act or Omission by a Plan Fiduciary. If a Plan fiduciary (as determined under ERISA) or an individual or entity with authority delegated by a

Plan fiduciary, acts or fails to act with respect to a Participant or a Participant’s Account under the Plan and the Participant has direct or indirect knowledge of such act or failure to act, the Participant’s failure to notify the Plan fiduciary (or the Plan fiduciary’s delegate) within a reasonable period of time that such act or failure to act was incorrect or inconsistent with the Participant’s election shall be deemed to be an acceptance and ratification of the Plan fiduciary’s (or the Plan fiduciary’s delegate) act or failure to act.
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IN WITNESS WHEREOF, and as evidence of the adoption of this amended and restated version of the AmeriGas Propane, Inc. Savings Plan, the Company has caused the same to be executed by its duly authorized representative this 27th day of January, 2010.

ATTEST:	AMERIGAS PROPANE, INC.

	By:	/s/ William D. Katz
Secretary	Title:	Vice President